Exhibit 2.1

EXECUTION COPY

AMENDED AND RESTATED

SHARE AND ASSET PURCHASE AGREEMENT

BY AND BETWEEN

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED,

AS PURCHASER,

AND

IPCORE TECHNOLOGIES CORPORATION,

AS SELLER

DATED AS OF OCTOBER 31, 2006

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(Continued)

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(Continued)

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(Continued)

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APPENDICES

A	Table of Defined Terms

EXHIBITS

A	Form of Bill of Sale*

B	Form of Seller Officer’s Certificate*

C-1	Form of Escrow Agreement*

C-2	Form of Employee Escrow Agreement*

D	Form of Purchaser Officer’s Certificate*

SCHEDULES

1.2(a)	Tangible Personal Property*

1.2(b)	Supplies and Office Materials*

1.2(e)	Real Property Leases*

1.3	Excluded Assets*

1.5	Certain Assumed Liabilities*

1.6(b)	Employee Payments*

1.9	Excluded Liabilities*

2.3	Payment Schedule*

3.3	Third Party Consents*

3.4	Options, Warrants and Call Rights*

3.13	Existing Condition*

3.14	Assets*

3.20(d)	Material Customers*

3.25	Certain Customers and Suppliers*

6.2(i)	Increase in Employee Compensation*

6.2(j)	Sale of Purchased Assets*

*	Omitted pursuant to Item 601 of Regulation S-K. Advanced Analogic Technologies Incorporated agrees to supplementally furnish a copy of any omitted schedule to the Securities and Exchange Commission upon request.

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(Continued)

Page

8.3	Required Third Party Consents*

8.8(a)	Tier 1 Employees*

8.8(b)	Tier 2 Employees*

8.8(c)	Tier 3 Employees*

8.10(a)	AP Semi Mask Sets*

8.10(b)	AP Semi Shanghai Assets*

*	Omitted pursuant to Item 601 of Regulation S-K. Advanced Analogic Technologies Incorporated agrees to supplementally furnish a copy of any omitted schedule to the Securities and Exchange Commission upon request.

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AMENDED AND RESTATED

SHARE AND ASSET PURCHASE AGREEMENT

This AMENDED AND RESTATED SHARE AND ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into as of October 31, 2006 by and among Advanced Analogic Technologies Incorporated, a Delaware corporation (“Purchaser”) and IPCore Technologies Corporation, incorporated under the laws of the Cayman Islands (“IPCore”), Analog Power Semiconductor Corporation, incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of IPCore (“AP Semi”), Artlogic, Inc., a Japan KK and a wholly-owned subsidiary of IPCore (“Artlogic”), and IPCore Technologies USA, Inc., a California corporation and wholly-owned subsidiary of IPCore (“IPCore USA,” together with IPCore, and Artlogic (and, for purposes of Articles III and VI only, together with APSemi), “Seller”).

WITNESSETH:

The parties to this Agreement are parties to a Share and Asset Purchase Agreement dated September 3, 2006 (the “Previous Agreement”) and desire to amend and restate the Previous Agreement in its entirety and accept the rights and obligations created pursuant hereto in lieu of their rights and obligations under the Previous Agreement.

Subject to the provisions of this Agreement, the Purchaser desires to purchase directly or through one or more wholly-owned subsidiaries designated by Purchaser (the “Purchaser Subs”), and the Seller desires to sell, by itself and through those subsidiaries identified in this Agreement, (i) all of the issued and outstanding shares of capital stock of AP Semi, which is the parent of a wholly-owned subsidiary, Analogic Power Semiconductor (Shanghai) Co., Ltd., organized under the laws of the People’s Republic of China (“AP Semi Shanghai”) and (ii) substantially all of the assets (other than the Excluded Assets as defined below) held directly or indirectly by Seller solely for use in the analog power management semiconductor business of the Seller (and its Affiliates), including but not limited to that conducted under the name “Artlogic” and “IPCore USA” (such business, specifically excluding the Excluded Assets, collectively, the “Business”), for the consideration set forth below and the assumption of the Assumed Liabilities (as defined below), subject to the terms and conditions of this Agreement.

The Seller and the Purchaser desire that the Seller retain those assets defined as Excluded Assets herein and those liabilities defined as Excluded Liabilities herein.

When used in this Agreement, capitalized terms shall have the meanings specified herein. A table of defined terms is attached hereto as Appendix A.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are acknowledged, and of the mutual covenants, agreements, representations and warranties contained herein, the parties agree as follows:

ARTICLE I.

PURCHASE AND SALE

1.1 Purchase and Sale. At the Closing (as defined below), Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser or to the Purchaser Subs designated in writing by Purchaser, upon and subject to the terms and conditions of this Agreement, (i) all of the issued and outstanding shares of AP Semi capital stock free and clear of all Liens (the “AP Semi Capital Stock”) (including all assets owned by AP Semi) and (ii) all right, title and interest in and to the Purchased Assets (as defined below) necessary for the conduct of the Business, free and clear of all Liens except Permitted Liens (as defined below) and Purchaser shall assume all Assumed Liabilities (as defined below).

1.2 Included Purchased Assets. The “Purchased Assets” shall mean the following assets, properties and rights of Seller to the extent owned or held or used by the Business as currently operated or Planned by Seller to be operated, except as otherwise set forth in Section 1.3 hereof:

(a) all machinery, equipment, tools, computers, servers, laptops, furniture, furnishings, goods and other tangible personal property of Artlogic and IPCore USA, and all leases of such tangible personal property leased by Seller, including as set forth on Schedule 1.2(a);

(b) all supplies and office materials of Artlogic and IPCore USA, including as set forth on Schedule 1.2(b);

(c) all computer software (including, but not limited to, documentation and related object and source codes) of Artlogic and IPCore USA;

(d) all rights or actions arising out of occurrences before the Closing, including without limitation all rights to sue and all rights under express or implied warranties relating to the Purchased Assets;

(e) all leases of the real property with respect to real property leased by Artlogic, as set forth on Schedule 1.2(e);

(f) all of mask sets listed on Schedule 8.10(a) hereto, together with all Owned Intellectual Property (defined below) associated therewith and all masks, designs, inventions, research and development, circuits and trade secrets associated with, or included in, the books and records of the Business, including all Owned Intellectual Property associated therewith;

(g) all trademarks, tradenames and all goodwill associated therewith of Artlogic, AP Semi and AP Semi Shanghai, including the right to bring actions and collect damages for the infringement thereof;

(h) the RMB equivalent of five hundred thousand U.S. Dollars (US$500,000) in cash held in a bank account of AP Semi Shanghai previously designated to Purchaser;

(i) all material written or recorded information, files, records, data, plans, contracts and recorded knowledge, including, but not limited to, customer and supplier lists, related to the foregoing and to the Business; and

(j) to the extent not otherwise included in Section 1.2(a) through (h) above or excluded in Section 1.3 below, with respect to all other assets of Seller necessary for the conduct of the Business as of the date hereof, Purchaser and Seller hereby covenant that to the extent any such assets are owned by IPCore Shanghai immediately as of the Closing, all such assets shall be transferred to a designated subsidiary of Purchaser, which shall be an entity organized under the laws of the People’s Republic of China, immediately following the Closing for the additional consideration to be paid by Purchaser to Seller upon such transfer of $1 or such other minimal consideration as permissible under PRC law, with the equivalent amount of such consideration deducted from the Escrow Amount (defined below) after other deductions under the Escrow Amount have been made and, to the extent the aggregate amount of such consideration paid by Purchaser exceeds the Escrow Amount after other deductions from the Escrow Amount are made, the Seller shall indemnify the Purchaser for such excess in full.

(k) “Planned” means an approved plan intended for actual implementation within twelve months from the date hereof or a plan which has been articulated in a business plan, annual budget or management presentation presented or provided to the Purchaser in connection with the transactions contemplated hereby.

1.3 Excluded Assets. The following assets, properties and rights (collectively, the “Excluded Assets”) are not intended to and shall not be sold, assigned, transferred or conveyed to Purchaser hereunder and such assets shall not be deemed to be “Purchased Assets” hereunder: (a) (other than with respect to the Subsidiaries) Seller’s charter, qualifications to conduct business as a foreign entity, arrangements with registered agents related to foreign qualifications, taxpayer and other identification numbers, seals, minute books, equity transfer books and other documents related to the organization, maintenance and existence of Seller or its Affiliates as corporations (b) all real property owned by Seller; (c) personal assets of Sellers’ employees or other individuals affiliated with Seller, whether located on Seller’s premises or otherwise; (d) rights under this Agreement and the additional agreements contemplated hereby; (e) Purchased Assets sold in the ordinary course of business; (f) cash and cash equivalents, except as specified in Section 1.2 above; (g) insurance policies relating to the Business; (h) those certain assets set forth on Schedule 1.3 attached hereto; and (i) assets owned by IPCore Shanghai, IPCore USA or ArtLogic not otherwise included in the Purchased Assets.

1.4 Transfer of Title to the Purchased Assets. Seller (and its Affiliates) shall sell, convey, transfer and assign the Purchased Assets to Purchaser or Purchaser Subs at the Closing by means of bills of sale, assignments, endorsements, certificates and such other instruments of transfer as shall be necessary and appropriate to vest title to the Purchased Assets, free and clear of any liens, mortgages, pledges and similar encumbrances, except Permitted Liens, in Purchaser or Purchaser Subs as and to the extent provided in this Agreement or in the Schedules hereto.

1.5 Purchase Price. The consideration for the AP Semi Capital Stock and the Purchased Assets shall be the assumption of all debts, obligations, contracts and liabilities of Seller (or any prior owner of all or part of the Business or the Purchased Assets) of any kind character or description (whether known or unknown, accrued, absolute, contingent or otherwise) to the extent relating to or arising out of the conduct of the Business or the Purchased Assets, except for the Excluded Liabilities, but including, but not limited to, those liabilities as set forth on Schedule 1.5 attached hereto and in Article VII below (collectively, with the liabilities and obligations set forth in the preceding clauses of this Section 1.5, the “Assumed Liabilities”), plus the payment of the Purchase Price (as defined in this paragraph). The purchase price for the AP Semi Capital Stock and Purchased Assets (the “Purchase Price”) will be twenty-one million five hundred thousand U.S. Dollars (US$21,500,000), subject to the provisions of this Agreement.

To the extent not otherwise included in Section 1.5 above or excluded in Section 1.9 below, with respect to all other Liabilities of Seller to the extent relating to or arising out of the conduct of the Business or the Purchased Assets as of the date hereof, Purchaser and Seller hereby covenant that to the extent any such Liabilities are held by IPCore Shanghai, ArtLogic or IPCore USA immediately as of the Closing, all such Liabilities shall be transferred to Purchaser, or a designated subsidiary of Purchaser, immediately following the Closing or as soon as practicable thereafter.

1.6 Payment of Purchase Price. The Purchase Price shall be paid as follows:

(a) Seller Component. Twenty million one hundred thousand U.S. Dollars (US$20,100,000), to be paid to IPCore in cash at Closing, subject to Section 2.3(c); and

(b) Employee Component. One million four hundred thousand U.S. Dollars (US$1,400,000), to be paid to the Hired Employees (the “Employee Component”). Purchaser will cause fifty percent (50%) of the Employee Component to be paid to the Hired Employees by check or wire within 48 hours of the Closing as set forth on Schedule 1.6(b), less applicable withholding, by paying (i) to IPCore an aggregate amount of cash at Closing equal to three hundred twenty three thousand one hundred ninety four U.S. Dollars (US$323,194) (the “IPCore Employee Payment”), representing the applicable initial portion of the Employee Component to be further distributed by IPCore to certain Hired Employees in the amounts specified on Schedule 1.6(b) and (ii) the remaining portion of the first fifty percent (50%) of the Employee Component, as specified on Schedule 1.6(b), directly or through Purchaser’s subsidiaries; provided, however, that such payments shall only be paid within 48 hours of the Closing to those Hired Employees who have returned payment instructions and executed employment documentation to Purchaser and such other Hired Employees shall be paid upon their delivery to the Purchaser of payment instructions and executed employment documentation or as determined by Purchaser. Amounts remaining unpaid pursuant to the preceding clause for 60 days shall, without resulting in any forfeiture by the associated Hired Employee, be deposited with, and added to, the Employee Escrow Amount. Prior to the Closing, Purchaser may revise Schedule 1.6(b), in good faith and in consultation with Seller, in order to update the allocation of the Employee Component among Hired Employees. On the one-year anniversary of the Closing, such Hired Employees who remain employees of Purchaser on such date (and such Hired Employees who have been terminated without Cause or who have resigned with

Good Reason) shall be paid the applicable portion of the remaining Employee Component in cash as set forth on Schedule 1.6(b), less applicable withholding. Any portion of the remaining Employee Component allocated to Hired Employees who do not remain employees of Purchaser on the one-year anniversary of the Closing and who have not been terminated without Cause or have not resigned with Good Reason shall be (each as defined below) shall be divided between Purchaser and IPCore promptly following such one-year anniversary as follows: (i) fifty percent (50%) of such aggregate amount shall be retained by Purchaser and (ii) fifty percent (50%) of such aggregate amount shall be paid to IPCore.

(c) For purposes of this Section 1.6, “Cause” means an employee’s insubordination to an officer of the employer or refusal to follow the lawful instructions of such officer; fraud, dishonesty or intentional violation of any published rule or policy of the employer; breach of a duty of loyalty to the employer; conviction of a felony (or the equivalent) in any jurisdiction; or participation in or engaging in any activity or action of such a character or nature that an executive officer of the employer reasonably determines that it would be detrimental to the employer for such employee to continue to be employed by or associated with the employer. For purposes of this Section 1.6, “Good Reason” means the relocation of the employee’s principal place of employment to a location more than thirty (30) miles from the employee’s current place of employment; or the reassignment of such employee to duties materially inconsistent with such employee’s rank or status without such employee’s consent.

1.7 Escrow.

(a) Purchaser shall deposit into an escrow fund (the “Escrow Fund”) an amount of cash equal to ten percent (10%) of the Purchase Price (the “Escrow Amount”). The Escrow Amount shall be held and distributed pursuant to the provisions of an escrow agreement (the “Escrow Agreement”) to be executed pursuant to Section 8.11.

(b) Purchaser shall deposit into a second escrow fund (the “Employee Escrow Fund”) an amount of cash equal to fifty percent (50%) of the Employee Component (the “Employee Escrow Amount”). The Escrow Amount shall be held and distributed pursuant to the provisions of an escrow agreement (the “Employee Escrow Agreement”) to be executed pursuant to Section 8.11.

1.8 Allocation of Purchase Price. The Purchase Price as finally determined shall be allocated among the AP Semi Capital Stock and Purchased Assets acquired hereunder in accordance with an allocation schedule to be prepared by Purchaser and provided to Seller for Seller’s reasonable review and reasonable opportunity to comment. Purchaser will engage a professional tax advisor on the PRC tax law compliance of such price allocation. Seller and Purchaser each hereby covenant and agree that it will not take a position on any income tax return or financial statement, before any governmental agency charged with the collection of any income tax, any auditor, the SEC or regulatory agency or in any judicial proceeding that is in any way inconsistent with such schedule. To the extent any part of such price allocation is unenforceable or otherwise invalidated pursuant to PRC laws or tax review proceedings by PRC tax authorities, both parties will convene for an alternate approach for price allocation in compliance with the PRC law and tax review proceedings.

1.9 Excluded Liabilities. Seller, without any responsibility or liability of or recourse to Purchaser or any of Purchaser’s directors, stockholders, officers, employees, agents, consultants, attorneys, representatives, affiliates, successors or assigns, or to Purchaser Subs or any of Purchaser Subs’ directors, stockholders, officers, employees, agents, consultants, attorneys, representatives, affiliates, successors or assigns, shall absolutely and irrevocably retain all obligations and liabilities relating to the Seller, the Business or the Purchased Assets listed on Schedule 1.9 (the “Excluded Liabilities”).

From and after the Closing Date, Seller shall retain and be solely responsible for all Benefits Liabilities (as defined in Section 3.30(a)) under its Benefits Plans whether incurred before, on or after the Closing, except as provided in Article VII below.

1.10 Transfer Taxes. Purchaser shall bear and pay all sales, use, business, transfer and value added taxes (or other similar taxes) arising out of the organization by the Seller of the Purchased Assets into a separable business and the transfer of the Purchased Assets to Purchaser pursuant hereto (the “Transfer Taxes”); provided, however, that Purchaser shall not be responsible for more than $100,000 in the aggregate for such Transfer Taxes; provided, further, that Seller shall provide Purchaser with its calculations of the amount of Transfer Taxes due prior to Purchaser’s payment of such Transfer Taxes. Subject to the foregoing, (i) to the extent permitted by applicable law, Seller shall cooperate fully with Purchaser in minimizing such Transfer Taxes and (ii) to the extent any tax authority provides notice to Seller of an audit of the Transfer Taxes, Purchaser shall promptly assume responsibility for such audit and shall bear and pay when due any additional Transfer Taxes (plus interest and penalties determined to be due thereon).

1.11 Bulk Transfer Laws. Purchaser and Seller shall waive, to the fullest extent permitted by applicable law, any and all bulk transfer or similar laws that may apply to the transactions contemplated by this Agreement.

ARTICLE II.

CLOSING; ITEMS TO BE DELIVERED; AND FURTHER ASSURANCES

2.1 Closing, Date and Place. The closing of the purchase and sale contemplated hereby (the “Closing”) will take place at such time as the parties shall mutually agree at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, at which time this Agreement and the associated documents, certificates and agreements shall be executed and delivered. The date upon which the closing occurs is referred to herein as the “Closing Date.”

2.2 Items to be Delivered at Closing. At the Closing, and subject to the terms and conditions herein contained, the Seller shall deliver to the Purchaser or to the Purchaser Subs designated in writing by Purchaser the following:

(a) the Bills of Sale attached hereto as Exhibit A; and

(b) all of the current or surviving agreements, contracts, commitments, leases, plans, bids, quotations, proposals, instruments, computer programs and software, data bases whether in the form of computer tapes or otherwise, related object and source codes, manuals and guidebooks, price books and price lists, customer and subscriber lists, supplier lists, sales records, files, correspondences, legal opinions, rulings issued by governmental entities, and other documents, books, records, papers, files, office supplies and data belonging to Seller which are part of the Purchased Assets and Business and such documents and records as may be reasonably necessary to verify the unencumbered legal title to and possession of the Purchased Assets by Seller; and simultaneously with such delivery, all such reasonable steps as appropriate for Seller will be taken as may be required to put Purchaser in actual possession and operating control of the Purchased Assets.

2.3 Closing Payment. At the Closing, and subject to the terms and conditions herein contained, the Purchaser shall:

(a) pay to IPCore and its affiliates pursuant to Schedule 2.3 (1) the Seller Component less the Escrow Amount and (2) the IPCore Employee Payment by transfer of immediately available funds to an account, or accounts, designated in writing by IPCore;

(b) subject to Section 1.6(b), pay to the Hired Employees the amounts set forth on Schedule 1.6(b); and

(c) deposit the Escrow Amount into the Escrow Account in accordance with the terms of the Escrow Agreement and deposit the Employee Escrow Amount into the Employee Escrow Account in accordance with the terms of the Employee Escrow Agreement.

2.4 Further Assurances. Seller from time to time after the Closing, at Purchaser’s request, will execute, acknowledge and deliver to Purchaser or Purchaser Subs such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser or Purchaser Subs may reasonably require in order to vest more effectively in Purchaser or Purchaser Subs, or to put Purchaser or Purchaser Subs more fully in possession of, the AP Semi Capital Stock or any of the Purchased Assets, or to better enable Purchaser or Purchaser Subs to complete, perform or discharge any of the liabilities or obligations assumed by Purchaser or Purchaser Subs at the Closing. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller (and specifically each and every separate Seller entity transferring stock or assets hereunder, jointly and severally) hereby represents and warrants to Purchaser that as of the date hereof and the date of the Closing, except as set forth on the Seller Disclosure Schedule supplied to

Purchaser by Seller, each of which exceptions shall specifically identify the relevant subsection hereof to which it relates unless reasonably apparent from the context:

3.1 Corporate Status. IPCore is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands and has full power and authority to own the Purchased Assets to the extent owned by it and to conduct the Business as currently conducted by it. AP Semi is a wholly-owned subsidiary of IPCore, is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands and has full power and authority to own and operate its properties and to conduct its business as it is currently conducted and currently Planned by it to be conducted. AP Semi Shanghai (together with AP Semi, the “Subsidiaries”) is a wholly-owned subsidiary of AP Semi, is a company duly organized, validly existing and in good standing under the laws of China and has full power and authority to own and operate its properties and to conduct its business as it is currently conducted and currently Planned by it to be conducted. Artlogic is a corporation duly organized, validly existing and in good standing under the laws of Japan and has full power and authority to own the Purchased Assets owned by it and to carry on the Business as it is currently conducted by it. IPCore USA is a corporation duly organized, validly existing and in good standing under the laws of California and has full power and authority to own the Purchased Assets owned by it and to carry on the Business as it is currently conducted by it. Seller and each of the Subsidiaries are qualified to do business and are in good standing in each jurisdiction in they are located or in which they operate, all of which jurisdictions are listed on the Seller Disclosure Schedule, except where the lack of any such qualification and good standing, individually or in the aggregate, would not cause a Material Adverse Effect (as hereinafter defined). “Material Adverse Effect” shall mean a material adverse effect on the financial condition, financial prospects or results of operations of the Business as a whole, except that an effect resulting from any of the following shall not be considered when determining such effect: (i) any change in national or international political, security, economic, business, legal, currency exchange or market conditions generally or in the technology or geographic markets served by the business, excluding in the case of the above clause any change which materially disproportionately affects the business, (ii) any change resulting from the announcement or pendency of the transaction contemplated herein, including, without limitation, any renegotiation or cancellation of orders by existing customers of the Business that is primarily attributable to the transactions contemplated by this Agreement or the impact of any such renegotiation or cancellation on the Business’s results of operations, except to the extent that any such renegotiation or cancellation results from the failure of the Seller to use commercially reasonable efforts to preserve such customer relationships, (iii) the Purchaser’s failure to offer employment to any of Seller’s employees engaged in the Business and (iv) Purchaser withholding its consent for any matter pursuant to Article VI hereof, unless the withholding of such consent would not reasonably be expected to cause a material adverse effect on the financial condition or results of operations of the Business as a whole; provided, however, that effects resulting from acts of terrorism, natural disasters or contagions that affect the regions in which the employees or customers of the Business are principally located shall be considered when determining whether or not a material adverse effect has occurred.

3.2 Authorization. Seller has all requisite power and authority to enter into, execute and deliver this Agreement, and each other agreement, the execution and delivery of which is contemplated by this Agreement, to which it is a party (the “Seller Ancillary Agreements”) and to perform its obligations and consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof (including, without limitation, to deliver the Owned Intellectual Property Rights (defined below) included within the Purchased Assets, subject to all other provisions of this Agreement). All proceedings required to be taken by or on the part of Seller to authorize Seller to enter into and carry out this Agreement and each Seller Ancillary Agreement have been duly and properly taken. This Agreement has been duly executed and delivered by Seller and is valid and enforceable against Seller in accordance with its terms. At the Closing, each Seller Document will be duly executed and delivered by Seller, and when so executed each Seller Document will be valid and enforceable against Seller in accordance with its terms.

3.3 Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement by Seller does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other Person under (a) any existing law, ordinance, or governmental rule or regulation to which Seller or a Subsidiary is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority related to the AP Semi Capital Stock or Purchased Assets which is applicable to Seller or a Subsidiary, (c) the charter documents of Seller or a Subsidiary or any securities issued by Seller or Subsidiary, or (d) (other than as would not reasonably be expected to result in a Material Adverse Effect) any mortgage, indenture, agreement, contract (including any Material Contract as defined below), commitment, lease, plan, Authorization (defined below), or other instrument, document or understanding, oral or written, to which Seller or a Subsidiary is a party, by which Seller or a Subsidiary may have rights or by which the AP Semi Capital Stock or any of the Purchased Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller or a Subsidiary thereunder. All government approval, license, permit, consent, registration, filing or authorization that are requisite for the execution, delivery and performance of this Agreement and its contemplated transactions have been obtained without reservations, restrictions or conditions and without being subsequently suspended, revoked, modified, varied or refused to renew. Except as aforesaid, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by Seller, the failure or absence of which authorization, approval, consent, registration or filing would not reasonably be expected to result in a Material Adverse Effect.

Schedule 3.3 sets forth each agreement or other instrument binding upon Seller or the Subsidiaries requiring a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement, except such consents or actions as would not, individually or in the aggregate, have a Material Adverse Effect if not received or taken by the Closing Date (the “Required Consents”).

3.4 Capital Structure. The authorized capital stock of AP Semi consists of 100,000,000 ordinary shares, par value US$0.001 each, of which 3,000 shares were issued and outstanding as of the date hereof. All outstanding shares of AP Semi Capital Stock are duly authorized, validly issued, fully paid and non-assessable, and are not subject to preemptive rights or rights of first refusal created by statute, the charter documents of AP Semi or any agreement to which AP Semi is a party or by which it is bound. Except as set forth on Schedule 3.4, there are no options, warrants, calls, rights, commitments, agreements or arrangements of any character to which AP Semi is a party or by which AP Semi is bound relating to the issued or unissued capital stock of AP Semi or obligating AP Semi to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The Seller is the sole legal and beneficial owner of all the outstanding AP Semi Capital Stock and has good and valid title to all such shares free and clear of all Liens or encumbrances and such AP Semi Capital Stock is to be sold pursuant to this Agreement. None of such shares of AP Semi Capital Stock is subject to any Liens or to any rights of first refusal of any kind, and Seller has not granted any rights to purchase such shares of AP Semi Capital Stock to any other Person. Seller has the sole right to transfer such AP Semi Capital Stock to Purchaser. Such AP Semi Capital Stock constitutes all of the issued and outstanding AP Semi Capital Stock and Seller has no other rights to acquire AP Semi Capital Stock. Upon Closing, Purchaser will receive good title to such AP Semi Capital Stock, subject to no Liens retained, granted or permitted by Seller, AP Semi or any other Person.

3.5 Financial Statements. The Seller has furnished to the Purchaser a copy of (i) the management accounting reports relating to the Business, the unaudited balance sheets of the Subsidiaries as of December 31, 2005 and the unaudited statements of operations of the Subsidiaries for the fiscal year then ended, and (ii) the management accounting reports relating to the Business, the unaudited balance sheets of the Subsidiaries at June 30, 2006 (the “Interim Balance Sheet”) and the related statements of operations for the six-month period then ended (collectively, the “Seller Financial Statements”). The “Interim Balance Sheet Date” shall be June 30, 2006. The Seller Financial Statements are complete and correct in all material respects, are in accordance with the books and records of the Seller and present fairly the financial condition and results of operations of the Seller and the Subsidiaries, at the dates and for the periods indicated, have been prepared in accordance with generally accepted accounting principles of Hong Kong, as consistently applied (“GAAP”), except that the Seller Financial Statements may not be in accordance with GAAP as indicated in the notes thereto or because of the absence of notes normally contained therein and subject to normal year-end audit adjustments which in the aggregate shall not cause a Material Adverse Effect.

3.6 No Third Party Options. Other than Permitted Liens, there are no existing agreements, options, commitments or rights with, of or to any person to acquire any of the Purchased Assets or any interest therein.

3.7 Accounts Receivable. The accounts receivable of Seller arising from the Business as set forth on the Interim Balance Sheet or arising since the date thereof (collectively, the “Receivables”) represent amounts due to the Business that have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; the Receivables (i) are not subject to valid defenses, set-offs or counterclaims, and (ii) are collectible within 120 days after billing at the full recorded amount thereof less the recorded allowance for collection losses on the Interim Balance Sheet plus an additional allowance for Receivables arising since the date of the Interim Balance Sheet, in an amount consistent with the past practice of the Company in ordinary course. The allowance for collection losses set forth on the Interim Balance Sheet, and such additional amount described in the foregoing sentence, have been determined in accordance with GAAP.

3.8 Permits. Except as would not cause a Material Adverse Effect, the Seller and the Subsidiaries have all franchises, permits, licenses, and any similar authority necessary for the conduct of the Business as now being conducted by each of them. The Seller and the Subsidiaries are not in default in any material respect under any franchises, permits, licenses or other similar authority.

3.9 Inventory. Seller has no material inventory relating to the Business except as noted on the Interim Balance Sheet or the Seller Disclosure Schedule. Seller is not under any liability or obligation with respect to the return of inventory relating to the Business in the possession of wholesalers, retailers or other customers.

3.10 Absence of Undisclosed Liabilities. Seller has no material Liabilities with respect to the Purchased Assets and the Subsidiaries have no material Liabilities except:

(a) those liabilities or obligations set forth in the Seller Financial Statements;

(b) those liabilities set forth on the Seller Disclosure Schedule;

(c) Permitted Liens;

(d) liabilities arising in the ordinary course of business under any Material Contract; or

(e) those liabilities or obligations incurred, consistent with past business practice, in or as a result of the ordinary course of business since the Interim Balance Sheet Date.

For purposes of this Agreement, the term “Liabilities” shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, matured or unmatured, absolute or contingent, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

3.11 Litigation. There is no action, suit, proceeding, or investigation pending or, to the knowledge of Seller, currently threatened against the Seller, the Subsidiaries or otherwise affecting the Purchased Assets or the Business including, but not limited to, any of the foregoing that questions the validity of this Agreement or any of the Seller Ancillary Agreements, or the right of the Seller to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or that might have a Material Adverse Effect, either individually or in the aggregate, or result in any material change in the current equity ownership of the Seller or the Subsidiaries with respect to shares of capital stock to be transferred by Seller and shares of capital stock of AP Semi

Shanghai, nor is the Seller aware of any basis for any of the foregoing. To the knowledge of Seller, there is no action, suit, proceeding, or investigation pending or currently threatened involving the prior employment of any of the Seller’s or Subsidiaries’ employees relating to the Purchased Assets or the Business, their use in connection with the Business of any information or techniques allegedly proprietary to any of their former employers, their obligations under any agreements with prior employers, or negotiations by the Seller or the Subsidiaries with potential backers of, or investors in, the Seller, the Subsidiaries or the Business. Each of Seller and the Subsidiaries is not a party to or, to the Seller’s knowledge, named in or subject to any order, writ, injunction, judgment, or decree of any court, government agency, or instrumentality relating to the Business, the Purchased Assets or the Subsidiaries. There is no action, suit, proceeding or investigation by the Seller or the Subsidiaries and relating to the Purchased Assets, the Business or the Subsidiaries currently pending or that the Seller or the Subsidiaries currently intends to initiate that would cause a Material Adverse Effect.

3.12 Books of Account. The books, records and accounts of Seller maintained with respect to the Business and the business of the Subsidiaries in all material respects accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of Seller with respect to the Business and the business of the Subsidiaries. Seller has not engaged in any material respect in any transaction with respect to the Business or the business of the Subsidiaries, maintained any bank account for the Business or the business of the Subsidiaries or used any of the funds of Seller in the conduct of the Business or the business of the Subsidiaries, in each case in excess of US$40,000, except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Business and the business of the Subsidiaries.

3.13 Existing Condition. Other than as set forth on Schedule 3.13, since the Interim Balance Sheet Date, Seller with respect to the Business and the business of the Subsidiaries has not, and the Subsidiaries have not:

(a) incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause a Material Adverse Effect;

(b) sold, encumbered, assigned or transferred assets or properties exceeding $40,000 in the aggregate, except for the sale of inventory in the ordinary course of business consistent with past practice;

(c) created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of its Purchased Assets or the assets of the Subsidiaries to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever, except for Permitted Liens (defined below);

(d) made or suffered any amendment or termination of any Material Contract, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, whether or not in the ordinary course of business;

(e) declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares;

(f) suffered any damage, destruction or loss, whether or not covered by insurance, (i) causing a Material Adverse Effect or (ii) of any item or items carried on its books of account individually or in the aggregate at more than $40,000, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct its business and operations;

(g) suffered any Material Adverse Effect;

(h) received notice or had knowledge of any actual or threatened labor trouble, strike or other occurrence, event or condition of any similar character which has had or might have a Material Adverse Effect;

(i) made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $40,000 except such as may be involved in ordinary repair, maintenance or replacement of its assets;

(j) increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or made any increase in, or any addition to, other benefits to which any of its employees may be entitled;

(k) changed any of the accounting principles followed by it or the methods of applying such principles; or

(l) entered into any transaction other than in the ordinary course of business consistent with past practice.

3.14 Title to Properties. Seller has good and valid title to all of its tangible properties and assets which would be included in the Purchased Assets if the Closing took place on the date hereof, including without limitation all properties and assets reflected in the Interim Balance Sheet that would be Purchased Assets (except for inventory sold since the date thereof in the ordinary course of business consistent with past practice), and each Subsidiary has good and valid title to all of its properties and assets, including, but not limited to, the assets listed on Schedule 3.14 hereto, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever (collectively, “Liens”), except for (i) Liens for taxes, assessments and similar charges not yet due and payable or which are being contested in good faith, (ii) Liens disclosed in the Seller Disclosure Schedule in response to this

Section, (iii) worker’s, carrier’s and materialman’s or similar liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith, (iv) Liens disclosed in the Seller Financial Statements or the notes thereto or securing Liabilities reflected in the Seller Financial Statements or the notes thereto; and (v) other Liens that are immaterial in character, amount and extent, and which do not detract from the value or interfere with the present or Planned use of the Purchased Assets or the properties and assets of the Subsidiaries (all such Liens collectively, the “Permitted Liens”).

3.15 Condition of Tangible Purchased Assets. All buildings, structures, facilities, equipment and other material items of tangible property and assets which would be included in the Purchased Assets if the Closing took place on the date hereof and all buildings, structures, facilities, equipment and other material items of tangible property and assets of the Subsidiaries are, except as provided in the Seller Financial Statements, in good operating condition and repair, subject to normal wear and maintenance, and usable in the regular and ordinary course of business and conform to all applicable laws, ordinances, codes, rules and regulations, and Authorizations (as defined below) relating to their construction, use and operation. No person other than Seller owns any equipment or other tangible assets or properties situated on the premises in which the Purchased Assets are located, except for leased items disclosed in the Seller Disclosure Schedule, items described in Section 1.3 of this Agreement, and items of immaterial value. No person other than a Subsidiary owns any equipment or other tangible assets or properties situated on the premises of such Subsidiary or necessary to the operation of the business of such Subsidiary, except for leased items disclosed in the Seller Disclosure Schedule and items of immaterial value.

3.16 Compliance with Law; Authorizations. Except as would not cause a Material Adverse Effect, Seller and each Subsidiary has complied with each, and is not in violation of any, law, ordinance, or governmental or regulatory rule or regulation, whether U.S. federal, state, or local, PRC national, provincial, or municipal, or foreign, to which the Business, Purchased Assets or business of such Subsidiary are subject as of the date hereof (“Regulations”). Except as would not cause a Material Adverse Effect, Seller and each Subsidiary owns, holds, possesses or lawfully uses in the operation of the Business or the business of such Subsidiary, as applicable, all franchises, licenses, permits, easements, rights, applications, filings, registrations and other authorizations which are in any manner necessary for it to conduct the Business or the business of such Subsidiary, as applicable, as now or as and when previously conducted or for the ownership and use of the Purchased Assets owned or used by Seller in the conduct of the Business (“Authorizations”), free and clear of all liens, charges, restrictions and encumbrances and in compliance with all Regulations; provided, however, that no representation is made with respect to Authorizations that Seller or a Subsidiary may be required to obtain in the future. Neither Seller nor any Subsidiary is in default, nor has it received any notice of any claim of default, with respect to any such Authorization, which default or defaults, in either case, would be reasonably expected to result in a Material Adverse Effect. All such Authorizations are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees, except where the failure to obtain such renewals would not result in a Material Adverse Effect. None of such Authorizations will be adversely affected by consummation of the transactions contemplated hereby. No member, manager, director, officer, employee or former employee of Seller, a Subsidiary or any affiliates of Seller or a Subsidiary, or any other person, firm or corporation owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization which Seller or a Subsidiary owns, possesses or uses in the operation of the Business or business of such Subsidiary, as applicable, as now or previously conducted, except as would not reasonably be expected to result in a Material Adverse Effect.

3.17 Transactions With Affiliates. No member, manager, director, officer or employee of Seller, or any member of his or her immediate family or any other of its, his or her affiliates, owns or has a five percent (5%) or more ownership interest in any corporation or other entity (including such persons as individuals) that is or was, since January 1, 2004, a party to, or in any property which is or was, since January 1, 2004, the subject of, any material contract, agreement or understanding, business arrangement or relationship with a Subsidiary or materially relating to the Business or the Purchased Assets.

3.18 Insurance; Surety Arrangements. The Purchased Assets, properties and operations of the Business and the assets, properties and operations each of the Subsidiaries are, prior to the Closing, insured under various policies of general property and liability and other forms of insurance, all of which are listed in the Seller Disclosure Schedule and made available to Purchaser. All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and, to Seller’s knowledge, there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder. Seller reasonably believes such policies are in amounts which are adequate in relation to the Business and Purchased Assets of Seller and the assets, properties and operations of each Subsidiary. All premiums to date have been paid in full. Since January 1, 2004, neither Seller nor a Subsidiary has been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance. The Seller Disclosure Schedule also contains a true and complete description of all outstanding bonds and other surety arrangements issued or entered into in connection with the Business, Purchased Assets and liabilities of Seller or the business, assets and liabilities of a Subsidiary.

3.19 Contracts and Commitments.

(a) Other than contracts, agreements and commitments listed in the Seller Disclosure Schedule in reference to this Section, neither Seller nor a Subsidiary is a party to any of the following written or oral contracts, agreements, or commitments (“Material Contracts”):

(i) agreement, contract or commitment with any present or former employee or consultant or for the employment of any person, including any consultant, who is or was substantially engaged in the conduct of the Business or employed by such Subsidiary since July 1, 2003 (excluding the Seller’s standard form of employee nondisclosure and assignment of inventions agreement previously provided to Purchaser);

(ii) agreement, contract or commitment for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party which supplies, products or services are material to the conduct of the Business or the business of such Subsidiary;

(iii) agreement, contract or commitment to sell or supply material products or to perform material services in connection with the Business or the business of such Subsidiary;

(iv) distribution, dealer, representative or sales agency agreement, contract or commitment relating to the Business or the business of such Subsidiary;

(v) lease under which Seller is either lessor or lessee relating to the Purchased Assets or any property at which the Purchased Assets are located;

(vi) note, debenture, bond, equipment trust agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money relating to the Business or the business of such Subsidiary or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other person relating to the Business or the business of such Subsidiary;

(vii) agreement, contract or commitment for any charitable or political contribution relating to the Business or the business of such Subsidiary;

(viii) commitment or agreement for any capital expenditure or leasehold improvement relating to the Business or the business of such Subsidiary;

(ix) any indenture, agreement, contract, commitment, lease, plan, license, permit, authorization or other instrument, document or understanding, oral or written, or subject to any charter or other restriction or any judgment, order, writ, injunction, decree or award which could reasonably be expected in the future to cause a Material Adverse Effect, nor, to Seller’s knowledge, is any employee of Seller or a Subsidiary subject to any such agreement, contract or commitment;

(x) any material license, franchise, distributorship or other agreement which relates in whole or in part to any software, patent, trademark, trade name, service mark, copyright, any applications therefor, or to any patent disclosures awaiting filing determination, or to any ideas, technical assistance or other know-how of or used by Seller in the use of the Purchased Assets or such Subsidiary in the conduct of the Business or the business of such Subsidiary, except for any standard end-user license agreements and support/maintenance agreements entered into in the ordinary course of the Business or the business of such Subsidiary; or

(xi) material agreement, contract or commitment relating to the Business or the business of such Subsidiary not made in the ordinary course of business.

(b) Each of the Material Contracts is valid and enforceable in accordance with its terms; Each of the Subsidiaries and Seller are, and to Seller’s knowledge all other parties thereto are, in compliance with the provisions thereof; Neither of the Subsidiaries nor Seller is, and to Seller’s knowledge no other party thereto is, in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein; and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder. Furthermore, Seller is not aware of any contractual requirement in any such agreement with which

Seller, such Subsidiary or any other party thereto will be unable to comply. No written or oral agreement, contract or commitment described therein requires the consent of any party to its assignment in connection with the transactions contemplated hereby, except where the failure to obtain such assignment would not result in a Material Adverse Effect.

(c) The Seller Disclosure Schedule accurately discloses with respect to each of the Material Contracts any obligation or commitment of Seller to provide indemnification in excess of amounts payable to Seller with respect to infringements of proprietary rights or otherwise, except for standard provisions set forth in licensing agreements related to shrink-wrap or off-the-shelf software.

(d) Neither this Agreement nor the transactions contemplated by this Agreement, including, but not limited to, the assignment to Purchaser by operation of law or otherwise of any contracts or agreements to which the Seller or any of its Subsidiaries is a party, will result in: (i) Purchaser granting to any third party any right to or with respect to any Intellectual Property (that is not Owned Intellectual Property Rights (defined below)) owned by, or licensed to, it, (ii) Purchaser being bound by, or subject to, any non-compete or other material restriction on the operation or scope of its business, or (iii) Purchaser being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

3.20 Additional Information. The Seller Disclosure Schedule contains accurate lists and summary descriptions of the following:

(a) all material inventory, equipment and furniture of Seller included in the Purchased Assets as of the Interim Balance Sheet Date, specifying such items as are owned and such as are leased and, with respect to the owned property, specifying its aggregate cost or original value and the net book value as of Interim Balance Sheet Date and, with respect to the leased property as to which Seller is lessee, specifying the identity of the lessor, the rental rate and the unexpired term of the lease;

(b) all real property and interests in real property owned, leased or otherwise held by Seller in the conduct of the Business or upon which the Purchased Assets are located as of the Interim Balance Sheet Date, specifying which are owned and which are leased and, with respect to the leased property, specifying the identity of the lessor, the rental rate and the unexpired term of the lease; notwithstanding the foregoing, none of such real property or interests in real property are included as Purchased Assets;

(c) the name and address of every bank and other financial institution in which Seller or its affiliates maintain an account (whether checking, savings or otherwise), lock box or safe deposit box for the Business, and the account numbers and names of persons having signing authority or other access thereto;

(d) to the knowledge of Seller, the name and address of each customer of the Business in the last two years (this information may be provided electronically);

(e) the names and titles of and current annual base salary or hourly rates for all employees of Seller engaged in the conduct of the Business, together with a statement of the full amount and nature of any other remuneration, whether in cash or kind, paid to each such person during the past or current fiscal year or payable to each such person in the future and the bonuses accrued for, the vacation and severance benefits to which, each such person is entitled; and

(f) all names under which Seller has conducted the Business during the last five years.

3.21 Intellectual Property.

(a) Definitions. For the Purposes of this Agreement, the following definitions will apply:

(i) “Governmental Authority” shall mean any U.S. or foreign, national, federal, state, municipal or local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

(ii) “Intellectual Property” shall mean any and all United States and foreign intellectual property rights existing anywhere in the world, including, but not limited to, the following: (a) patents and patent applications (including divisions, continuations, continuations-in-part, and extensions), patent disclosures, inventions and improvements thereto; (b) trademarks, service marks, trade names, trade dress, logos, business and products names, slogans, and registrations thereof; (c) software code, copyrights (including software) and registrations thereof; (d) inventions, processes, designs, formulae, trade secrets, know-how, industrial models, mask works, circuit designs, chip designs, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information; (e) Internet domain names and associated rights, web sites, databases, designs, graphics, workflow plans and models; (f) intellectual property rights similar to any of the foregoing, including, but not limited to, the right to bring actions and collect damages for the infringement or misappropriation thereof; and (g) copies and tangible embodiments thereof (in whatever form or medium, including electronic media).

(iii) “Owned Intellectual Property Rights” shall mean all Intellectual Property owned by or held in the name of Seller and / or a Subsidiary (other than such Intellectual Property that constitutes Excluded Assets) that is either used in the operation (and/or that would be infringed by the operation) of the Business of Seller or business of such Subsidiary as presently conducted, or as currently Planned by Seller and / or a Subsidiary to be conducted.

(iv) “Registered Intellectual Property Rights” shall mean United States and foreign patents, registered trademarks, copyright registrations, domain names and filed applications for the forgoing that are Owned Intellectual Property Rights.

(b) Title. The Seller Disclosure Schedule contains a complete and correct list of Seller’s Registered Intellectual Property Rights. Seller owns or possesses and as of the Closing will own or possess, to the knowledge of Seller, sufficient legal rights to all Owned Intellectual Property Rights free from any Liens (other than Permitted Liens) and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments or conditions or restrictions whatsoever, other than any standard fees payable to any Governmental Authority to maintain the Owned Intellectual Property Rights and the terms and conditions of any license agreements relating to the Owned Intellectual Property Rights. Neither of Seller nor each Subsidiary has transferred ownership of, or granted any exclusive rights with respect to, any Owned Intellectual Property Rights to any other person or entity, except pursuant to this Agreement.

(c) Transfer. Immediately after the Closing, Purchaser will exclusively own all of the Owned Intellectual Property Rights and will have sufficient legal rights to use such Owned Intellectual Property Rights on substantially the same terms and conditions as in effect prior to the Closing, subject to any preexisting Liens to which Purchaser was subject, and will have sufficient Intellectual Property to operate the Business as currently conducted by Seller and each Subsidiary and as Planned by Seller and / or a Subsidiary to be conducted (excluding only the Excluded Assets). The Excluded Assets do not include any Intellectual Property necessary to operate the Business as currently conducted by Seller and each Subsidiary and as Planned by Seller and / or a Subsidiary to be conducted.

(d) No Infringement. The conduct of the Business and the business of each Subsidiary as presently conducted does not infringe or otherwise conflict with any rights of any person in respect of any Intellectual Property (excluding patents and trademarks) and, to the knowledge of Seller, any patents and trademarks. To the knowledge of the Seller, or as the Seller or its Subsidiary has reason to know, none of the Owned Intellectual Property Rights has been or is being infringed or otherwise used or available for use, by any other person, other than any Owned Intellectual Property Rights that has been licensed to Seller on a non-exclusive basis, including but not limited to, any commercial off-the-shelf software and any agreement or arrangement referred to in Subsection (f) below.

(e) Licensing Arrangements. Except for standard end-user license agreements and support/maintenance agreements entered in the ordinary course of the Business or the business of each Subsidiary the true and correct forms of which have been provided to Purchaser, the Seller Disclosure Schedule sets forth all agreements or arrangements (i) pursuant to which Seller or a Subsidiary has licensed Owned Intellectual Property Rights to, or the use of Owned Intellectual Property Rights is otherwise permitted (through non-assertion, settlement or similar agreements) by, any other person; and (ii) pursuant to which Seller or a Subsidiary has had Intellectual Property licensed to it for use in the Business of Seller or the business of such Subsidiary as presently conducted, or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements) in the Business of Seller or the business of such Subsidiary as presently conducted (“Licensed IP”). All of the agreements or arrangements set forth on the Seller Disclosure Schedule (x) are in full force and effect in accordance with their terms and no default exists thereunder by Seller, each Subsidiary, or to the knowledge of Seller after due inquiry, by any other party thereto, (y) are free and clear of all Liens other than Permitted Liens, and (z) do not contain any change in control or other terms and conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement (except where such terms or conditions would not result in a Material Adverse Effect). Seller has delivered to the Purchaser true and complete copies of all licenses and agreements (including amendments) set forth on the Seller Disclosure Schedule.

(f) No Open Source/Freeware Components. Except as set forth on the Seller Disclosure Schedule, none of Seller’s or a Subsidiary’s products or services used in the Business or the business of such Subsidiary, respectively, contain, use or rely on, and none of Seller nor any Subsidiary utilizes in the Business or business of such Subsidiary, any Software that is, uses or contains any “open source,” public source or freeware software or any modification or derivative thereof, including, but not limited to, any version of any software licensed pursuant to any GPL, LGPL or similar general public license or limited general public license, and no product or service of the Business is subject to any such license.

(g) No Intellectual Property Litigation. No claim or demand of any person has been made to Seller or a Subsidiary, nor is there any proceeding that is pending or, to the knowledge of the Seller after due inquiry, threatened, nor to the knowledge of the Seller, is there a reasonable basis therefor, which (i) challenges the rights of the Seller or a Subsidiary in respect of any Owned Intellectual Property Rights or Licensed IP, (ii) asserts that Seller or a Subsidiary is infringing or otherwise in conflict with, or is, except as set forth on the Seller Disclosure Schedule required to pay any royalty, license fee, charge or other amount with regard to, any Owned Intellectual Property Rights, other than any standard fees payable to any Governmental Authority to maintain the Owned Intellectual Property Rights, or (iii) claims that any default exists under any agreement or arrangement listed on the Seller Disclosure Schedule. None of the Owned Intellectual Property Rights is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or administrative agency, or has been the subject of any litigation with the Seller, nor, to the knowledge of the Seller, with third parties within the last five years, whether or not resolved in favor of Seller or a Subsidiary.

(h) Due Registration. Etc. With respect to any Registered Intellectual Property Right: (i) all such items of Registered Intellectual Property Rights have been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, United States Copyright Office or such other filing offices, domestic or foreign, (ii) all relevant information was timely and accurately provided to the relevant agency in the seeking of any such registration or filing, (iii) the Seller has taken all commercially reasonable action to seek such registration or issuance of Registered Intellectual Property Rights, (iv) such Registered Intellectual Property Rights remain in full force and effect, in each case to the extent material to the Business or the business of each Subsidiary, and (v) no item of Registered Intellectual Property Rights has been adjudged invalid or unenforceable and, to the knowledge of Seller, each item of Registered Intellectual Property Rights that is not an application is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Registered

Intellectual Property have been filed with the appropriate authorities in the United States and foreign jurisdictions for the purposes of maintaining such Registered Intellectual Property Rights, and (vi) to the knowledge of the Seller after due inquiry, there are no actions that must be taken by the Seller within sixty (60) days of the Closing, including, but not limited to, the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any such Registered Intellectual Property Rights.

(i) No Restrictions. Except as set forth on the Seller Disclosure Schedule, and except as to standard end-user license agreements for software (e.g., Microsoft Windows), there are, and immediately after the Closing will be, no contractual restrictions or limitations pursuant to any orders, decisions, injunctions, judgments, awards or decrees to the Seller of any Governmental Authority on the Purchaser’s right to use any of the trademarks, service marks, trade names, trade dress, logos, business and products names, slogans, and registrations comprising the Owned Intellectual Property Rights. No government funding, facilities or resources of a university, college, other educational institution or research center was used in the development of the Owned Intellectual Property Rights and (b) no Governmental Authority, university, college, other educational institution or research center has any claim or right in or to the Owned Intellectual Property Rights.

(j) Preserved Rights. Seller or the Subsidiaries have taken all commercially reasonable steps that are required or necessary to protect the confidentiality of the confidential information and trade secrets that are Owned Intellectual Property Rights. To the extent that any of the Owned Intellectual Property Rights have been developed or created by any person other than the Seller or the Subsidiaries, each such person (i) is a party to an enforceable agreement that conveys or obligates such person to convey to Seller or a Subsidiary any and all right, title and interest in and to such Owned Intellectual Property Rights; (ii) as to copyrighted or copyrightable material created in the course of such person’s employment with or engagement on behalf of Seller or a Subsidiary is a party to an enforceable “work made for hire” agreement pursuant to which Seller or a Subsidiary is deemed to be the original owner/author of all proprietary rights in such material; or (iii) has by operation of law vested in Seller or a Subsidiary any and all right, title and interest in and to all such Owned Intellectual Property Rights developed by such person. Seller and each Subsidiary have required all current and, to the extent material, former employees, consultants and independent contractors having access to or who were involved in the development of any of the Owned Intellectual Property Rights, to execute enforceable agreements under which such persons were required to convey to Seller or such Subsidiary ownership of all inventions and developments that are contained in the Owned Intellectual Property Rights and to maintain the confidentiality of all such information (“Employee Agreements”), and Purchaser will have the right to enforce all such agreements after consummation of the transactions contemplated by this Agreement. Copies of all Employee Agreements will be delivered to the Purchaser at Closing.

3.22 Environmental Matters; Safety Laws. Except as would not cause a Material Adverse Effect, neither of Seller nor each Subsidiary is in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety, and no material expenditures are or will be required in order to comply with any such existing statute, law, or regulation.

3.23 Bulk Assets. The execution, delivery and performance of this Agreement by Seller do not violate any applicable bulk sales laws.

3.24 Availability of Documents. Seller has made available to Purchaser copies of all documents, including without limitation all agreements, contracts, commitments, insurance policies, leases, plans, instruments, undertakings authorizations, permits, licenses, patents, trademarks, trade names, service marks, copyrights and applications therefor listed (and patent disclosures awaiting filing determination) listed in the Schedules hereto or referred to herein. Such copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

3.25 Conditions Affecting Seller. Seller has used its commercially reasonable efforts in good faith to keep available for Purchaser the services of the employees, agents, customers and suppliers of Seller and each Subsidiary active in the conduct of the Business or the business of such Subsidiary. Seller does not believe that any loss of any material customer or supplier, including, but not limited to, those listed on Schedule 3.25, will result because of the consummation of the transactions contemplated hereby.

3.26 Brokerage Fees. No person is entitled to any brokerage or finder’s fee or other commission from Seller in respect of this Agreement or the transactions contemplated hereby.

3.27 Taxes. AP Semi and AP Semi Shanghai have each timely and correctly filed or caused to be timely and correctly filed with the appropriate taxing authorities all U.S. federal, state and local, PRC national, provincial, municipal and local, foreign and other applicable tax returns, declarations, statements, forms and reports, including information returns (collectively, “Tax Returns”), that are required to have been filed by them in connection with, relating to, or arising out of their respective business, the Business or the Purchased Assets. AP Semi and AP Semi Shanghai have each fully paid all Taxes (as defined below) imposed on it that are due on or before the Closing Date and, at Closing, will have timely withheld and fully paid over to the appropriate Governmental Authorities with respect to employees of the Business or their respective business all U.S. federal, state and local income taxes, PRC national, provincial, municipal and local taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes (including any non-U.S. equivalents of any of the foregoing) required to be withheld or paid on or before the Closing Date. To the extent that failure to do so would adversely affect the Business, the Purchased Assets or Purchaser’s use or operation of the Business or the Purchased Assets, Artlogic and IPCore USA have each timely and correctly filed or caused to be timely and correctly filed with the appropriate taxing authorities all federal, state, local, national, provincial, municipal, foreign and other applicable tax returns, declarations, statements, forms and reports, including information returns, that are required to have been filed by them and have each fully paid all Taxes imposed on then that are due on or before the Closing Date, and, at Closing, will have timely withheld and fully paid over to the appropriate Governmental Authorities with respect to their employees Taxes required to be withheld or paid on or before the Closing Date.

(a) None of the Purchased Assets or the assets of a Subsidiary shall be subject to any liens, by reason of any Taxes arising out of (i) the Business as conducted by Seller prior to the consummation of the sale hereunder of the Purchased Assets, or (ii) any other operations or activities of Seller or a Subsidiary whether conducted prior to the date hereof or hereafter, other than for Taxes not yet incurred.

(b) To Seller’s knowledge, there is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in a lien on the Purchased Assets or the assets of a Subsidiary.

(c) Seller has not made, filed or entered into any agreement, consent or election for U.S., Japanese or PRC federal, state, provincial, municipal, local or foreign Tax purposes which would adversely affect or be binding upon the Purchased Assets or the Business after Closing.

(d) There are no written or otherwise binding tax sharing, allocation, indemnification or similar agreements or arrangements in effect as between AP Semi, AP Semi Shanghai or any predecessor or affiliate of either AP Semi or AP Semi Shanghai and any other person under which Purchaser could be liable for any Taxes or other claims of any person.

(e) There is no action, suit, proceeding, audit, investigation or claim pending or, to Seller’s knowledge, threatened in respect of any Taxes for which AP Semi or AP Semi Shanghai is or may become liable in connection with, relating to, or arising out of their respective business, the Business or the Purchased Assets, nor has any deficiency or claim for any such Taxes been proposed, asserted or, to Seller’s knowledge, threatened. There is no contract, waiver or consent providing for an extension of time with respect to the assessment or collection of any Taxes against AP Semi or AP Semi Shanghai in connection with, relating to, or arising out of the business of such Subsidiary, the Business or the Purchased Assets, and no power of attorney granted by AP Semi or AP Semi Shanghai with respect to any tax matters is currently in force.

(f) Seller is in full compliance with all terms and conditions of any Tax incentives, Tax holidays or special Tax rate relief or other favorable Tax benefits authorized by any governmental authority (collectively, the “Tax Benefits”), and the transactions contemplated in this Agreement will not cause AP Semi or AP Semi Shanghai to lose or no longer qualify for any such Tax Benefits to which Seller was entitled prior to the effectiveness of this Agreement. Seller is not required to provide any notice of the change in control of AP Semi or AP Semi Shanghai to any Tax authority.

(g) “Tax” or “Taxes” means (i) all U.S., PRC or other foreign federal, state, provincial, municipal and local taxes (including, without limitation, income, withholding, profit, franchise, sales, use, value added, goods and services, real property, personal property, stamp duty, ad valorem, excise, employment, social security and wage withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description (domestic or foreign) imposed by any Governmental Authorities responsible for the imposition of any such Tax, and any interest, penalties or additions to tax imposed thereon or in connection therewith, (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this definition as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including, but not limited to, any liability for taxes of a predecessor entity.

3.28 Creditors’ Rights. The performance by Seller of its obligations hereunder will not violate any provision of any law or regulation enacted by the United States or the PRC, any state or any foreign nation, including without limitation laws regarding creditors’ rights, bankruptcy, liquidation or preferred transfer. Without limiting the generality of the foregoing, the performance by Seller of its obligations hereunder will not violate any provision of the Uniform Fraudulent Conveyance Act as enacted by the United States or any state thereof, or any regulations thereunder, or any state fraudulent conveyance or similar statute in any state, nation or other jurisdiction in which Seller or Purchaser is doing business.

3.29 Completeness of Disclosure. No representation or warranty by Seller in this Agreement or the exhibits and schedules attached hereto or the certificates expressly contemplated hereby contains as of the date hereof, or will contain as of the Closing Date, any untrue statement of a material fact or omits as of the date hereof, or will omit as of the Closing Date, to state a material fact required to be stated herein or therein or necessary to make any statement hereto or therein not misleading.

3.30 Employee Matters.

(a) Definitions. The following terms, when used in this Section, shall have the following meanings:

(i) “Affiliate” shall mean any other person or entity controlling, controlled by or under common control with the Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

(ii) “Benefit Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement applicable to the Business providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or, within the prior six years, has been maintained, contributed to, or required to be contributed to, by the Seller or any Affiliate for the benefit of any Employee who works in the Business, or with respect to which the Seller or any Affiliate has or may have any liability or obligation.

(iii) “Benefits Liabilities” means, with respect to any Benefit Plan, any and all claims, debts, liabilities, commitment and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever or however arising, including all costs and expenses relating thereto, and including those debts, liabilities and obligations arising under law, rule, regulation, permits, action or proceeding before any court or regulatory agency or administrative agency, order or consent decree or any award of any arbitrator of any kind, and those arising under contract, commitment or undertaking.

(iv) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(v) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(vi) “Multiemployer Plan” shall mean any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(vii) “Pension Plan” shall refer to each Seller Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b) Pension Plans. Neither Seller nor any Affiliate has within the prior six years maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(c) Benefit Plans. The Seller Disclosure Schedule contains a complete list of all Benefit Plans. Copies of the Benefit Plans listed on the Disclosure Schedule, including but not limited to, any trust agreements and insurance contracts forming a part of any Benefit Plans, and all amendments thereto have been provided to Purchaser.

(d) Multiemployer Plans. At no time has Seller or any Affiliate contributed to or been requested to contribute to any Multiemployer Plan. Neither Seller nor any Affiliate has at any time ever maintained, established, sponsored or participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(e) No Post-Employment Obligations. No Benefit Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any current or former Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and neither Seller nor any of its Affiliates has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

(f) Benefit Plan Compliance. Seller and, as applicable, its Affiliates, have, prior to the Closing, materially complied with all applicable laws, including but not limited to, the Code and ERISA, with respect to all Benefit Plans, and Seller and, as applicable, its Affiliates, have, prior to the Closing, maintained each Benefit Plan in material compliance with its terms and have fulfilled all employer obligations to each Benefit Plan.

(g) Terminated Employees. Seller has provided Purchaser with a list of all employees of the Business whose employment has been terminated by Seller since July 1, 2003.

3.31 Employment Matters. Except as would not cause a Material Adverse Effect, Seller and its Affiliates: to the extent applicable to the Business (i) are in compliance with all applicable U.S. and PRC federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) have withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to the wages, salaries and other payments to Employees by virtue employment, the transactions specifically contemplated by this Agreement or otherwise; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) are not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the knowledge of Seller or any Affiliate, any threatened or reasonably anticipated claims or actions against Seller or any Affiliate under any worker’s compensation policy or long-term disability policy with respect to any Employees working in the Business.

3.32 Labor. No work stoppage or labor strike against Seller or a Subsidiary and applicable to the Business or the business of such Subsidiary, respectively, is pending or, to the knowledge of Seller, threatened by any Employees. Neither of Seller nor each Subsidiary is involved in or, to the knowledge of Seller, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, but not limited to, charges of unfair labor practices or discrimination complaints but excluding the transactions contemplated hereby, which, if adversely determined, would, individually or in the aggregate, result in liability to Purchaser. Neither Seller nor a Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, directly or indirectly result in a liability to Purchaser. Neither of Seller nor each Subsidiary is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees working in the Business or for the business of such Subsidiary, respectively, and no collective bargaining agreement is being negotiated by Seller, a Subsidiary or any Affiliate with respect to such Employees.

3.33 Business in the Ordinary Course. The Business and the business of each Subsidiary has been conducted solely in the ordinary course since June 30, 2006. Neither Seller nor a Subsidiary has made any expenditure or commitment in the nature of a bonus, termination benefit, severance payment, gift, increased salary or wage, perquisite or other compensation or benefit to any employee, consultant, supplier, customer, member, manager, creditor or other affiliate since June 30, 2006.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that, except as set forth on the Purchaser Disclosure Schedule supplied by Purchaser to Seller, each of which exceptions shall specifically identify the relevant subsection hereof to which it relates and shall be deemed to be representations and warranties as if made hereunder.

4.1 Corporate Status. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full power and authority to carry on its business and to own all of its properties and assets.

4.2 Authorization. Purchaser has all requisite corporate power and authority to enter into, execute and deliver this Agreement, and each other agreement, the execution and delivery of which is contemplated by this Agreement to which it is a party (the “Purchaser Ancillary Agreements”) and to perform its obligations and consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. All proceedings required to be taken by or on the part of Purchaser to authorize it to enter into and carry out this Agreement and each Purchaser Ancillary Agreement have been duly and properly taken. This Agreement has been duly executed and delivered by Purchaser and is valid and enforceable against it in accordance with its terms. At the Closing, each Purchaser Document will be duly executed and delivered by Purchaser, and when so executed each Purchaser Document will be valid and enforceable against Purchaser in accordance with its terms.

4.3 Compliance. The execution and delivery of this Agreement and the Purchaser Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not result in the breach of any of the terms or conditions of, or constitute a default under, or violate, (a) any existing law, ordinance, or governmental rule or regulation to which Purchaser is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Purchaser or (c) the charter documents of Purchaser. Except as aforesaid, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by Purchaser, the failure or absence of which authorization, approval, consent, registration or filing would not reasonably be expected to result in a material adverse effect on the Purchaser.

4.4 Consents. No action, approval, consent or authorization, including but not limited to any action, approval, consent or authorization by any third party, financial institution, Governmental Authority or quasi-governmental agency, commission, board, bureau or instrumentality is necessary for Purchaser to enter into this Agreement or any of the Purchaser Ancillary Agreements or to permit Purchaser to consummate the transactions contemplated hereby or thereby.

4.5 Ability to Pay. Purchaser has the ability to pay the Purchase Price as contemplated herein.

4.6 Brokerage Fees. No person is entitled to any brokerage or finder’s fee or other commission from Purchaser in respect of this Agreement or the transactions contemplated hereby.

4.7 Litigation. There is no action, suit, proceeding or investigation pending, or to the knowledge of the Purchaser, currently threatened against the Purchaser or any of its Affiliates that questions the validity of this Agreement, the right of Purchaser to enter into this Agreement or to consummate the transactions contemplated hereby, or that has or might be reasonably expected to have a material adverse effect on the Purchaser or the Purchaser’s ability to perform its obligations hereunder.

ARTICLE V.

ACCESS TO INFORMATION; CONFIDENTIALITY; PUBLIC ANNOUNCEMENT

5.1 Access to Management, Properties and Records. The Seller shall afford the officers, attorneys, accountants and other authorized representatives of the Purchaser access upon reasonable notice and during normal business hours to all management personnel, offices, properties, books and records (including without limitation Tax reports, returns and related materials) of the Seller relating solely to the Business, so that the Purchaser may have full opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of Seller relating solely to the Business. The Seller shall furnish to the Purchaser such financial and operating data and other information as to the Purchased Assets and the Business as the Purchaser shall reasonably request.

5.2 Confidentiality. All information which shall have been furnished by the Seller to the Purchaser in connection with the transactions contemplated hereby or as provided pursuant to this Article V shall be subject to the terms of that certain Mutual Non Disclosure Agreement between the Purchaser and the Seller dated December 19, 2005 (the “Confidentiality Agreement”). The parties’ confidentiality obligations contained in the Confidentiality Agreement shall continue in full force and effect until the Closing, at which time (i) the confidentiality obligations of Purchaser under the Confidentiality Agreement shall terminate but only in respect of that information furnished pursuant to this Agreement or the Confidentiality Agreement relating exclusively to the Purchased Assets and to the Business and (ii) the confidentiality obligations of Seller under the Confidentiality Agreement shall terminate but only in respect of that information furnished pursuant to this Agreement or the Confidentiality Agreement not relating exclusively to the Purchased Assets and to the Business.

5.3 Public Announcements. The parties agree that prior to the Closing Date, except as otherwise required by applicable law or by the regulation of any national stock exchange or system upon which a party’s securities are listed, any and all public announcements concerning this Agreement and the purchase of the Business by the Purchaser shall be subject to the approval of both parties, which approval shall not be unreasonably withheld. In the event that either party is required to issue a press release or make a public announcement or filing by applicable law or any such regulation, it will notify the other party prior to the release of any such public announcement or filing and will provide to the other a copy of any such public announcement or filing and a reasonable opportunity to comment thereon. Purchaser and Seller intend to make a joint public announcement or separate simultaneous public announcements upon the execution of this Agreement.

ARTICLE VI.

PRE-CLOSING COVENANTS OF THE SELLER

Seller covenants that from and after the date hereof and until the Closing Date:

6.1 Conduct of Business. The Seller shall carry on the Business and the business of the Subsidiaries in the ordinary course and shall not make or institute any material changes in methods of manufacture, purchase, sale, shipment or delivery, lease, management, accounting, computation of Taxes or operation, except as agreed to in writing by the Purchaser. The Seller shall (a) use commercially reasonable efforts to maintain, preserve and protect the Purchased Assets, the Business and the business of the Subsidiaries, and (b) comply with all laws, ordinances, rules, regulations and orders applicable to the Business and the business of the Subsidiaries.

6.2 Absence of Material Changes. Without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned) or as otherwise contemplated by this Agreement, the Seller shall not, solely with respect to the Business or the business of the Subsidiaries, in any case:

(a) Acquire by merging or consolidating any Subsidiary with, or by purchasing a substantial portion of the assets of, or by any other manner, any business of any corporation, partnership, joint venture, association, or other business organization or division thereof;

(b) Make any election or give any consent by or for any Subsidiaries under the Code or the Tax statutes of any state or other jurisdiction or make any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for past or present Tax due;

(c) Fail to operate the Business or the business of the Subsidiaries or to maintain its books, accounts and records with respect to the Business or the business of the Subsidiaries in the ordinary course of business consistent with past practices;

(d) Knowingly cause or permit to occur any of the events or occurrences described in Section 3.13;

(e) Amend the governing documents of any Subsidiary;

(f) Authorize for issuance, issue, sell, pledge, or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any stock of any Subsidiary of any class or any securities exercisable for the purchase of, or convertible into, shares of stock of any Subsidiary of any class (other than the issuance of (i) shares of any Subsidiary’s capital stock or options to purchase its capital stock pursuant to an existing option plan in the ordinary course of business, and (ii) shares of any Subsidiary’s capital stock pursuant to the exercise of rights outstanding on the date of this Agreement);

(g) Split, combine, or reclassify any shares of any Subsidiary’s capital stock (whether by merger, consolidation, reorganization or otherwise), declare, set aside, or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of such capital stock, or redeem or otherwise acquire any shares of such capital stock or such other securities; or amend or alter any material term of any of any Subsidiary’s outstanding securities;

(h) Other than trade payables incurred and use of existing credit facilities, in each case in the ordinary course of business and consistent with past practice and other than intercompany indebtedness, create, incur or assume any indebtedness for borrowed money, or assume, guarantee, endorse, or otherwise agree to become liable or responsible for the obligations of any other Person, or make any loans, advances or capital contributions to (other than reasonable travel advances for Business purposes), or investments in, any other person; or create, incur or assume any encumbrance on any Purchased Asset (other than Permitted Liens); or forgive, cancel or compromise any indebtedness owing to it or any claims which it might have possessed;

(i) Do the following: (i) increase in any manner the compensation of any of its employees working in the Business, or accelerate the payment of any such compensation, except anniversary date salary increases for such employees in the ordinary course of business and in a manner consistent with past practices or as required by existing contractual commitments or applicable law; (ii) pay or accelerate or otherwise modify the payment, vesting exercisability, or other feature or requirement of any Benefit Plan or to the advantage of any such employee or (iii) except as required by existing contractual commitments or applicable laws, commit itself to any additional or increased Benefit Plan or to any employment or consulting agreement, with or for the benefit of such employee, or amend any such plans or any of such agreements in existence on the date hereof (except any amendment required by law or that would not materially increase the benefits due under the relevant plan);

(j) Except in the ordinary course of business and consistent with past practice or pursuant to contractual obligations existing on the date hereof and to the extent required hereunder disclosed on the Schedules annexed hereto, sell, transfer, mortgage, or otherwise dispose of or encumber any Purchased Assets (other than the incurrence of Permitted Liens) or engage in any activities which may be deemed as preferred transfer or otherwise subject to invalidation as part of bankruptcy or liquidation proceedings; provided, however, that in furtherance of the transactions contemplated hereby, IPCore shall transfer to AP Semi such Owned Intellectual Property Rights as are held by IPCore;

(k) Except as set forth in Schedule 3.13 attached hereto, make or agree to make any capital expenditure or expenditures or loans to directors, officers or employees, except for capital expenditures of forty thousand dollars ($40,000) or less individually and of one hundred thousand dollars ($100,000) or less in the aggregate;

(l) Except in the ordinary course of business, enter into or terminate, or amend, extend, renew or otherwise modify in any material respect (including, but not limited to, by default or by failure to act) any Material Contract (except as contemplated by this Agreement);

(m) Enter into any contract, plan, agreement, understanding, arrangement or obligation that restricts its, or would restrict or the Purchaser’s ability to conduct the Business;

(n) Change in any material respect its policy or practices as to sales of inventories or collection of receivables or its inventory consignment practices;

(o) Remove or permit to be removed from any building, facility, or real property any material machinery, equipment, fixture, vehicle, or other personal property or parts thereof, except in the ordinary course of business consistent with past practice, other than any Excluded Asset;

(p) Alter or revise its accounting principles, procedures, methods, or practices, except as required by applicable law or regulation or by a change in GAAP and concurred with by Seller’s independent public accountants;

(q) Institute, settle, or compromise any claims, action, suit, or proceeding pending or threatened by or against it involving amounts in excess of forty thousand dollars ($40,000), at law or in equity or before any government body or any nongovernmental self-regulatory agency;

(r) Grant any license or sublicense with respect to any Owned Intellectual Property Rights except in the ordinary course of business consistent with past practice;

(s) Knowingly take any action, or knowingly fail to take any action that would render any representation, warranty, covenant, or agreement of Seller in this Agreement inaccurate or breached such that the conditions in Article VIII will not be satisfied as of the Closing Date; or

(t) Agree or consent, whether in writing or otherwise, to do any of the foregoing.

6.3 Intellectual Property. In the period between signing and Closing, Seller and the Purchaser shall in good faith work to identify all actions (including administrative filings) which are necessary to (i) effect a transfer of the Owned Intellectual Property Rights to Purchaser at Closing and (ii) be taken within 120 days after the Closing Date to maintain or preserve the validity or status of any item of Owned Intellectual Property Rights. Seller and the Subsidiaries shall make all commercially reasonable efforts to maintain the confidential nature of the Owned Intellectual Property Rights that are not generally publicly known as of the date hereof.

6.4 Communication with Customers, Suppliers and Employees. The Seller will cooperate with Purchaser in commercially reasonable communications with suppliers, customers and employees of the Business regarding (i) the transfer of the Purchased Assets and the Business to the Purchaser and (ii) the terms of any arrangement contemplated in a Seller Ancillary Agreement which relates to or impacts such customer’s or supplier’s business activities or such employee’s employment arrangements with the Business.

6.5 Obligation to Inform. The Seller will use commercially reasonable efforts to inform Purchaser of any Material Adverse Change that occurs before the Closing Date.

ARTICLE VII.

EMPLOYEES AND EMPLOYEE BENEFITS

7.1 Employee Hiring. Except as expressly contemplated under this Agreement, Purchaser or Purchaser Subs may, but are under no obligation to, offer employment to employees of the Business (the “Business Employees”). In the event that Purchaser or Purchaser Subs offer employment to any Business Employee, and such employee accepts Purchaser’s or Purchaser Subs’ offer of employment (each, a “Hired Employee”), Purchaser and Purchaser Subs shall not be responsible for any liability, cost or expense for any employee related matters (including, without limitation, any liability for any employee benefit and pension plans, health insurance, severance pay or withholding or other tax) (the “Employee Liabilities”) arising prior to the Closing with respect to such Hired Employees and not arising from or in connection with the transaction contemplated hereby other than as reflected in the Seller Financial Statements or required to continue any particular employee benefits for such Hired Employees; provided further that Purchaser and Purchaser Subs shall not be responsible for the payment of, or taxes arising in connection with, the IPCore Employee Payment; provided, however, that Purchaser or Purchaser Subs, as applicable, shall, with respect to Hired Employees, assume all sick, vacation and personal leave days accrued under Seller’s policies and Benefit Plans by such Hired Employees as of the Closing Date (up to any limitation that would be applicable to Purchaser’s or Purchaser Subs’ employees); provided further, that any offers of employment to any Business Employee shall be contingent upon such employee executing a waiver of severance rights in the form mutually agreed upon by the Purchaser and Seller (the “Employee Waivers”); and provided further, that Purchaser or Purchaser Subs, as applicable, will offer employment to the employees listed on the certificate previously delivered by Seller to Purchaser (the “Key Employees”). Purchaser shall offer to the Key Employees and the Hired Employees overall employment terms for such employees (including base salary, incentive arrangements, credit for period of prior employment and waiver of any waiting periods, and reasonable severance provisions justifying the covenants required by Section 7.2 below) that are either agreeable to such employees or which are no less favorable than their current employment terms with Seller or the Subsidiaries. Neither Purchaser nor Purchaser Subs shall, however, be required to offer terms materially more beneficial than the overall employment terms previously offered to such employees by Seller or the Subsidiaries.

7.2 Employee Agreements. The Key Employees and other personnel hired by Purchaser or Purchaser Subs will be required, as a condition to the Closing, to execute agreements in a form reasonably approved by Purchaser regarding confidential treatment of proprietary information relating to the Business, assignment of inventions, the transfer of all existing intellectual property relating to the business, and restrictions on engagement in competitive activities, employee solicitation and customer solicitation for a period of three years following the Closing.

7.3 Seller Termination Benefits. Purchaser shall be responsible for such severance payments, if any, as are payable to Business Employees (i) that are not offered employment by Purchaser or Purchaser Subs or (ii) that are offered employment by Purchaser or Purchaser Subs on overall employment terms that are materially less favorable than their current employment terms with Seller or the Subsidiaries and that do not accept such employment offer. Seller shall be responsible for such severance payments, if any, as are payable to (i) any Business Employees not described in the preceding sentence or (ii) any employees of Seller that are not Business Employees. Nothing herein shall be deemed to create any new severance payment obligation that does not expressly exist under Seller’s Benefit Plans. Except as provided in this Section 7.3, Purchaser and Purchaser Subs shall not have any responsibility whatsoever for any Employee Liabilities with respect to Business Employees who are not Hired Employees.

ARTICLE VIII.

CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

The obligations of the Purchaser under this Agreement are subject to the fulfillment, on or before the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Purchaser:

8.1 Continued Truth of Representations and Warranties of the Seller; Compliance with Covenants and Obligations. The representations and warranties of the Seller contained in this Agreement (including the Schedules hereto) shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, (i) except for any representation or warranty which speaks as of a specified date, in which case such representation or warranty shall be true in all respects as if made on such specified date, and (ii) except for any inaccuracies in or breaches of representations and warranties (excluding, for this purpose, any qualifications as to materiality therein) that individually or in the aggregate have not had, or would not have a Material Adverse Effect. The Seller shall have performed and complied in all material respects with all covenants, obligations, and agreements required by this Agreement or any of the Seller Ancillary Agreements to be performed or complied with by them prior to or at the Closing Date.

8.2 Corporate Proceedings. All corporate and other proceedings required to be taken on the part of the Seller to authorize or carry out this Agreement and to convey, assign, transfer and deliver the Purchased Assets shall have been taken.

8.3 Consents of Third Parties. The Seller shall have received all requisite consents and approvals and shall have made all requisite notifications or filings required pursuant to this Agreement and the transaction contemplated hereby, and copies thereof shall be delivered at or prior to the Closing to, and shall be reasonably satisfactory to, the Purchaser, and the agreements set forth on Schedule 8.3 shall be assigned effective as of the Closing Date to Purchaser on terms no less favorable than current terms.

8.4 Adverse Proceedings. No injunction or order shall be in effect prohibiting consummation of the transactions contemplated hereby and in the Seller Ancillary Agreements, and no action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or by any Seller Ancillary Agreement. No U.S. federal, state, or local, PRC national, provincial, municipal or local, or foreign statute, rule or regulation shall have been enacted the effect of which would be to prohibit, restrict, impair or delay the consummation of the transactions contemplated hereby.

8.5 Update. The Seller shall have provided the Purchaser with a list and amount, true, correct and complete in all material respects, as of the date of the Interim Balance Sheet, of the Accounts Receivable of Seller related to the Business, including an aging thereof, the fixed assets and the inventory (other than any Excluded Asset); provided, however, that such list and amount shall be unaudited. The Seller shall have provided the Purchaser with an unaudited income statement with respect to the Business for the period from June 30, 2006 to the earliest month ended at least 20 days prior to the Closing Date and an unaudited balance sheet with respect to the Business as of the earliest month ended at least 20 days prior to the Closing Date.

8.6 No Material Adverse Change. No change shall have occurred which, individually or together with other matters, would have a Material Adverse Effect (a “Material Adverse Change”).

8.7 Closing Deliveries. The Purchaser shall have received at or prior to the Closing each of the following documents:

(a) a bill of sale and assumption of liabilities agreement substantially in the form attached hereto as Exhibit A;

(b) a certificate of the Seller’s chief executive officer in the form attached hereto as Exhibit B;

(c) certificates of a Seller’s officer evidencing satisfaction of the conditions specified in this Article VIII;

(d) a certificate of the Secretary of the Seller attesting to the incumbency of the Seller’s officers and the authenticity of the resolutions authorizing the transactions contemplated by this Agreement;

(e) receipts executed by the Purchaser and the Seller; and

(f) an assignment separate from certificate with respect to the AP Semi Capital Stock.

8.8 Employees.

(a) The persons listed on Schedule 8.8(a) shall have entered into employment agreements or similar employment or exclusive consulting arrangements with Purchaser, Purchaser Subs, AP Semi or AP Semi Shanghai, as applicable, to the reasonable satisfaction of Purchaser, which may contain restrictions on engagement in competitive activities.

(b) At least three (3) out of four (4) of the persons listed on Schedule 8.8(b) shall have entered into employment agreements or similar employment arrangements with Purchaser, Purchaser Subs, AP Semi or AP Semi Shanghai, as applicable, to the reasonable satisfaction of Purchaser, which may contain restrictions on engagement in competitive activities.

(c) At least eighty percent (80%) of persons listed on Schedule 8.8(c) shall have entered into employment agreements or similar employment arrangements with Purchaser, Purchaser Subs, AP Semi or AP Semi Shanghai, as applicable, to the reasonable satisfaction of Purchaser, which may contain restrictions on engagement in competitive activities.

8.9 Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, with which a filing or notification must be made or given or whose consent, authorization or approval is necessary under any applicable law, rule, order or regulation for the consummation by the Seller of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions, and such consents, authorizations, approvals, filings or notifications shall be reasonably satisfactory to the Purchaser and its counsel, and copies thereof shall be delivered to the Purchaser at or prior to the Closing.

8.10 Transfer of Assets.

(a) Title to the mask sets listed on Schedule 8.10(a) hereto, together with all Intellectual Property associated with such mask sets, shall be validly held by AP Semi; and

(b) Title to the assets listed on Schedule 8.10(b) hereto shall be validly held by AP Semi Shanghai.

8.11 Escrow Agreements. Purchaser and Seller shall have entered into an Escrow Agreement and an Employee Escrow Agreement in substantially the forms attached hereto as Exhibits C-1 and C-2.

8.12 Audited Financials. Ernst & Young LLP, independent accountants for Seller, shall have delivered to Seller, who shall provide a copy to Purchaser, a status report letter (the “Status Report Letter”) at the completion of the audit field work of the Business reasonably required to support the Purchaser’s obligations under Regulation S-X with respect to the inclusion of Seller financial information, and other applicable regulations under the Securities Exchange Act of 1934, as amended, in connection with the filing of Purchaser’s Current Report on Form 8-K reporting the acquisition of the Business (the “Form 8-K”), it being understood that the Form 8-K, including the preparation of pro-forma financial information, shall be prepared by the Purchaser, as assisted by

Deloitte & Touche LLP, independent accountants for the Purchaser. In the event that delivery by Ernst & Young LLP of the Status Report Letter is delayed as a result of Deloitte & Touche LLP expressing an objection to an accounting position taken by Seller or Ernst & Young LLP in connection with such audit field work, then the foregoing closing condition shall be deemed waived by Purchaser. The Status Report Letter shall include, among other customary information, to the extent, and for the periods, required to be reported in the Form 8-K, unaudited financial statements of the Business, reflecting all adjustments recommended to date, a discussion of any open items relating to the audit of the Business and a list of any deficiencies in the accounting practices or controls noted with respect to the Business.

ARTICLE IX.

CONDITIONS TO THE OBLIGATIONS OF THE SELLER

The obligations of the Seller under this Agreement are subject to the fulfillment, on or before the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Seller:

9.1 Continued Truth of Representations and Warranties of the Purchaser; Compliance with Covenants and Obligations. The representations and warranties of the Purchaser contained in this Agreement (including the Schedules hereto) shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, (i) except for any representation or warranty which speaks as of a specified date, in which case such representation or warranty shall be true in all respects as if made on such specified date, and (ii) except for any inaccuracies in or breaches of representations and warranties (excluding, for this purpose, any qualifications as to materiality therein) that individually or in the aggregate have not had, or would not have a Material Adverse Effect. The Seller shall have performed and complied in all material respects with all covenants, obligations, and agreements required by this Agreement to be performed or complied with by them prior to or at the Closing Date.

9.2 Corporate Proceedings. All corporate and other proceedings required to be taken on the part of the Purchaser to authorize or carry out this Agreement shall have been taken.

9.3 Adverse Proceedings. No injunction or order shall be in effect prohibiting consummation of the transactions contemplated hereby and in the Purchaser Ancillary Agreements, and no action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or by any Purchaser Ancillary Agreement, however the foregoing shall not apply to any injunction, order, action or proceeding which is attributable to either misconduct or negligence of Seller. No U.S. federal, state or local, PRC national, provincial, municipal or local, or foreign statute, rule or regulation shall have been enacted the effect of which would be to prohibit, restrict, impair or delay the consummation of the transactions contemplated hereby.

9.4 Closing Deliveries. The Seller shall have received at or prior to the Closing each of the following documents:

(a) a bill of sale and assumption of liabilities agreement substantially in the form attached hereto as Exhibit A;

(b) a certificate of the Purchaser’s chief executive officer in the form attached hereto as Exhibit D;

(c) a certificate of the Secretary of the Purchaser attesting to the incumbency of the Purchaser’s officers and the authenticity of the resolutions authorizing the transactions contemplated by this Agreement;

(d) payment of the Seller Component less the Escrow Amount;

(e) deposit of the Escrow Amount with the Escrow Agent in accordance with the terms of the Escrow Agreement and Section 11.2;

(f) deposit of the Employee Escrow Amount with the Escrow Agent in accordance with the terms of the Employee Escrow Agreement;

(g) receipts executed by the Purchaser and the Seller; and

(h) each of the Employee Waivers.

9.5 Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, with which a filing or notification must be made or given or whose consent, authorization or approval is necessary under any applicable law, rule, order or regulation for the consummation by the Purchaser of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions, and such consents, authorizations, approvals, filings or notifications shall be reasonably satisfactory to the Seller and its counsel, and copies thereof shall be delivered to the Seller at or prior to the Closing.

9.6 Escrow Agreements. Purchaser and Seller shall have entered into an Escrow Agreement and an Employee Escrow Agreement in substantially the forms attached hereto as Exhibits C-1 and C-2.

ARTICLE X.

POST CLOSING COVENANTS

10.1 Further Assurances. Subject to the terms and conditions herein provided, from time to time after the Closing (without being limited by Section 11.1), without further consideration, the parties shall cooperate with each other and shall use commercially reasonable efforts to take or cause to be taken all such further actions, and to do, cause to be done, all things necessary, proper and advisable under applicable laws and regulations, to consummate and make effective the transactions provided for in this Agreement in order to fully effectuate the purposes, terms and conditions of this Agreement, including, without limitation, the execution and delivery of instruments of transfer or assignment or assumption, or such other documents to the other party as such other party reasonably may request to evidence or perfect Purchaser’s right, title and interest to the Purchased Assets or to more effectively relieve Seller of any liabilities or obligations assumed by Purchaser hereunder. Seller agrees, upon the request of Purchaser, and at Purchaser’s sole expense (but not including payment for time), to reasonably cooperate with and assist Purchaser in the preparation, filing and prosecution of United States and foreign patent applications claiming the Owned Intellectual Property Rights and the preparation and filing of copyright and trademark registrations with respect to the Owned Intellectual Property Rights, and to perform such acts, including without limitation the execution, verification, acknowledgment and delivery of patent applications, patent disclosures awaiting filing determination and other documents, as the Purchaser may lawfully request in order to obtain or maintain patents or copyright or trademark registrations for the Owned Intellectual Property Rights worldwide.

10.2 Access to Books and Records. Until the first anniversary of the Closing Date, upon reasonable notice and at such party’s own expense, Purchaser and Seller shall each permit the other to have access to, and the right to make copies of, such of their books, records and files as constitute part of the Purchased Assets or relate to the Business as conducted prior to the Closing Date for any reasonable purpose at any time during regular business hours, such as for use in litigation or financial reporting, tax return preparation, or tax compliance matters.

10.3 Financial Information. As soon as practicable and until the first anniversary of the Closing Date, Seller shall, at Purchaser’s expense subject to Section 13.1, use its commercially reasonable best efforts to cause to be prepared all financial information of the Business required by the SEC to be filed by Purchaser following the Closing as part of a Form 8-K (including the preparation of audited financial statements, as necessary) and, to the extent that Purchaser cannot reasonably independently prepare such information in a timely manner, the pro forma financial information of the Business with respect to the transactions contemplated by this Agreement (the “Audited and Other Required Financial Information”). Seller hereby agrees that it will use its commercially reasonable best efforts to prepare and make available in a timely manner all the information necessary to permit Purchaser to comply with its obligations pursuant to Form 8-K to enable Purchaser to satisfy its public reporting obligations under applicable law. The parties agree to use commercially reasonable efforts to seek relief from the SEC with respect to those financial information requirements which the parties agree are inappropriate for the transactions contemplated hereby or which are otherwise unduly burdensome.

10.4 Discharge of Business Obligations. From and after the Closing Date (without being limited by Section 11.1), Seller shall pay and discharge, in accordance with past practice but not less than on a timely basis, all Excluded Liabilities.

10.5 UCC and Related Matters. From and after the Closing Date (without being limited by Section 11.1), Seller will promptly refer all inquiries with respect to ownership of the Purchased

Assets or the Business to Purchaser. In addition, Seller will execute such proper documents and financing statements as prepared and requested Purchaser from time to time to evidence transfer of the Purchased Assets to Purchaser, including, but not limited to, any necessary assignments or terminations of financing statements.

10.6 Non-Competition; Non-Solicitation.

(a) For a period of two (2) years commencing on the Closing Date, Seller will not, and Seller will not permit any subsidiary of Seller to, directly or indirectly, manufacture, furnish, assemble, sell or distribute, anywhere in the world, any product manufactured, furnished, assembled, sold or distributed materially relating to the Business as presently conducted or otherwise attempt to compete with Purchaser with respect to the Business as presently conducted. Notwithstanding the preceding sentence, Seller shall be permitted to perform the above-described activities, and such activities shall be deemed to not “interfere” (as such term is used in Section 10.6(b)) solely with respect to the Excluded Assets (subject to any further conditions or restrictions set forth in Section 1.3 hereof or on Schedule 1.3), which Excluded Assets shall include inventory, previously related to the Business or the Purchased Assets which, prior to the Closing, has been written down on the books of the Seller in accordance with GAAP as consistently applied; provided, however, that Seller must obtain the consent of Purchaser, which consent shall not be unreasonably withheld, prior to furnishing, selling or distributing any Excluded Assets to any of the customers listed on Schedule 3.20(d).

(b) For a period of three (3) years commencing on the Closing Date, Seller will not, and Seller will not permit any subsidiary of Seller to, without Purchaser’s prior written consent, directly or indirectly, solicit or encourage any employee or contractor of Purchaser or its subsidiaries to terminate employment with, or cease providing services to, Purchaser or its subsidiaries. During the Restricted Period, Seller will not, whether for Seller’s own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with (in the context of the Business) any person who is a partner, supplier, customer or client of Purchaser or its subsidiaries. Nothing herein shall prohibit Seller or any of its Affiliates from (i) a general solicitation for employment not specifically directed at employees or contractors of the Purchaser, or (ii) the subsequent hiring of an employee or contractor of the Purchaser who contacts Seller or one of its Affiliates of his or her own initiative without any direct or indirect solicitation by Seller or such Affiliate.

(c) Notwithstanding the foregoing, Purchaser and Seller acknowledge that from time to time Seller may act as agent for Purchaser in the furnishing, assembling, sale or distribution of products manufactured, furnished, assembled, sold or distributed materially relating to the Business, and that the appointment of such agency through the express mutual consent of both parties shall constitute a waiver of the provisions of this Section 10.6 for activities within the scope of such agency.

10.7 Confidentiality. Seller and the Subsidiaries shall make all commercially reasonable efforts to maintain the confidential nature of the Owned Intellectual Property Rights that are not generally publicly known as of the date hereof, and shall not use or disclose the same to any third party without the prior written permission of Purchaser.

10.8 Share Registration. Within ten (10) business days after the Closing Date, Seller shall cause a copy of the revised share registry of AP Semi to be delivered to Purchaser by the registrar of AP Semi, or Seller shall provide other evidence reasonably satisfactory to Purchaser, indicating that Purchaser’s subsidiary, Advanced Analogic Technologies Holdings, Inc., incorporated under the laws of the British Virgin Islands, became the registered holder of all shares of AP Semi Capital Stock as of the Closing Date. Within fifteen (15) business days after the Closing Date, Seller shall deliver to Purchaser one or more original certificates representing all shares of AP Semi Capital Stock together with any further evidence of transfer reasonably requested by Purchaser.

ARTICLE XI.

INDEMNIFICATION

11.1 Survival of Representations. The representations, warranties and covenants (unless by their express terms such covenants specify a longer term) of the parties contained in this Agreement or in any instrument delivered pursuant hereto will survive the Closing Date and will remain in full force and effect thereafter for a period of one (1) year from the Closing Date (the “Escrow Termination Date”) and shall be effective with respect to any breach thereof, notice of which shall have been duly given within such period, in accordance with Section 13.2 hereof; provided, however, that to the extent that the representations and warranties of Seller contained in Sections 3.2 (Authorization), 3.4 (Capital Structure), 3.14 (Title to Properties), 3.27 (Taxes) and 3.31 (Employment Matters) reasonably relate to the Subsidiaries, the reasonably relating portion of such representations and warranties shall survive for a period of two (2) years from the Closing Date.

11.2 Escrow Fund. The Escrow Amount shall be deposited with U.S. Bank National Association (or other institution mutually agreed upon by Purchaser and Seller) as escrow agent (the “Escrow Agent”), such deposits to constitute the “Escrow Fund” and to be governed by the terms set forth herein and in the Escrow Agreement. In the event that any Losses arise, the applicable portion of the Escrow Fund shall be available to compensate the Indemnified Parties (defined below) pursuant to the indemnification obligations set forth herein and in accordance with the Escrow Agreement.

11.3 Indemnification by Seller. Seller shall, severally and not jointly, indemnify, defend and hold harmless Purchaser and its employees, directors, officers, representatives and Affiliates (the “Purchaser Indemnified Parties”) from and against, and pay or reimburse, as the case may be, the Purchaser Indemnified Parties for, any and all losses, claims, liabilities, damages, deficiencies, costs and expenses, including, but not limited to, the reasonable fees and expenses of attorneys, accountants and other professionals (“Losses”) paid, incurred, accrued or sustained by the Purchaser Indemnified Parties, or any one of them, directly or indirectly, as a result of (i) any Excluded Liability (except to the extent that Purchaser is obligated to indemnify Seller for such Liability under clause (ii) of Section 11.4 below), (ii) arising out of or relating to any breach or inaccuracy of a representation, warranty or covenant of Seller contained in this Agreement as of the date of this

Agreement or on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which representations shall be deemed to have been made only as of such particular date) or (iii) any failure by IPCore to pay the IPCore Employee Payment pursuant to Section 1.6(b), provided that Seller’s liability with respect to this clause (iii) shall not exceed the aggregate amount of the IPCore Employee Payment.

11.4 Indemnification by Purchaser. Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates (the “Seller Indemnified Parties”) from and against, and pay or reimburse, as the case may be, the Seller Indemnified Parties for, any and all Losses paid, incurred, accrued or sustained by the Seller Indemnified Parties, or any one of them, directly or indirectly, as a result of (i) any Assumed Liability (except to the extent that Seller is obligated to indemnify Purchaser for such liability under clause (ii) of Section 11.3 above), or (ii) arising out of or relating to any breach or inaccuracy of a representation, warranty or covenant of Purchaser contained in this Agreement as of the date of this Agreement or on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which representations shall be deemed to have been made only as of such particular date). The Purchaser Indemnified Parties and the Seller Indemnified Parties shall be referred to herein collectively as the “Indemnified Parties.”

11.5 Methods of Asserting Claims.

(a) All claims for indemnification by the Purchaser or any other Indemnified Parties pursuant to this Article XI shall be made in accordance with the provisions of the Escrow Agreement.

(b) The amount of any Losses payable under this Article XI by the indemnifying party shall be net of any amounts recovered or recoverable by the Indemnified Party under applicable insurance policies or from any other person or entity alleged to be responsible therefor. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other person or entity alleged to be responsible for any Losses, subsequent to an indemnification payment by the indemnifying party, then such Indemnified Party shall promptly reimburse the indemnifying party for any payment made or expense incurred by such indemnifying party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount. Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other person or entity alleged to be responsible, for any Losses payable under this Article XI. The indemnifying party shall not be liable for any Losses relating to (1) any matter to the extent that there is included in the Interim Balance Sheet a specific liability or reserve relating to such matter, (2) consequential, punitive or special damages, (3) lost profits or potential future value, (4) goodwill or downtime expenses, or (5) Losses calculated as a multiple of earnings or direct damages, except to the extent that such damages are imposed pursuant to a third party lawsuit or claim.

11.6 Escrow Periods. Subject to the following requirements, the Escrow Fund shall remain in existence until the Escrow Termination Date (the “Escrow Period”). Upon the expiration of the Escrow Period, the Escrow Fund shall terminate with respect to the Escrow Amount and the amounts remaining in the Escrow Fund shall be paid to IPCore within five (5) business days; provided, however, that any portion of the Escrow Amount that, in the reasonable judgment of Purchaser, subject to the objection of the Seller and the subsequent arbitration of the claim in the manner provided in the Escrow Agreement, is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent prior to the expiration of such Escrow Period with respect to facts and circumstances existing on or prior to the Escrow Termination Date relating to Losses that are indemnifiable pursuant to Section 11.3 above shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved pursuant to such arbitration. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Seller within five (5) business days the portion of the Escrow Amount remaining in the Escrow Fund and not required to satisfy such claims.

11.7 Exclusive Contractual Remedy and Limitations.

(a) Except for the right to seek to specifically enforce the covenants hereunder, and except as specifically set forth in this Agreement, following the Closing Date, in the absence of fraud, the sole and exclusive remedy of both Purchaser on the one hand and Seller on the other hand with respect to any breach of any representation, warranty or covenant contained in this Agreement, or in any agreement, certificate, instrument or other document entered into in connection herewith, shall be restricted to the indemnification rights set forth in this Article XI.

(b) Purchaser Indemnified Parties shall not make a claim for indemnification for Losses unless and until the aggregate amount of such Losses exceeds one hundred fifty thousand U.S. dollars (US$150,000), it being agreed that in the event such threshold is reached and exceeded, the Purchaser Indemnified Parties will be entitled to recover the first US$150,000 of said Losses as well as the amount of Losses in excess of such amount; provided, however, that Purchaser Indemnified Parties may only collect reimbursement for Losses up to a maximum of the Escrow Amount; provided further that the limitation described in this section shall not apply to a claim against IPCore for failure to pay any portion of the IPCore Employee Payment pursuant to Section 1.6(b).

ARTICLE XII.

TERMINATION OF AGREEMENT

12.1 Termination by Lapse of Time. This Agreement may be terminated by either the Purchaser or the Seller, if the transactions contemplated hereby have not been consummated by November 12, 2006, unless such date is extended by the written consent of the parties hereto (provided that the right to terminate this Agreement under this Section 12.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the conditions precedent to the transactions contemplated by this Agreement to occur on or before such date and such failure constitutes a breach of this Agreement).

12.2 Termination by Agreement of the Parties. This Agreement may be terminated by the mutual written agreement of the parties hereto.

12.3 Termination by Purchaser or Seller By Reason of Breach. This Agreement may be terminated by the Seller, if at any time prior to the Closing there shall occur a material breach of any of the material representations, warranties or covenants of the Purchaser (or, in the case of representations, warranties or covenants qualified by materiality or Material Adverse Effect, a breach), and may be terminated by the Purchaser, if at any time prior to the Closing there shall occur a material breach of any of the material representations, warranties or covenants of the Seller (or, in the case of representations, warranties or covenants qualified by materiality or Material Adverse Effect, a breach); provided that, in either case, the Party alleged to be in material breach or to have failed to materially perform shall have received written notice of such material breach or material non-performance and such material breach or material non-performance has remained uncured for a period of fifteen (15) days after such notice has been received, provided, however that no cure period shall be required for a breach which by its nature cannot be cured.

12.4 Effect of Termination. In the event of termination of this Agreement as provided herein, this Agreement shall immediately become void and there shall be no liability or obligation on the part of either the Seller or the Purchaser, or their subsidiaries and their respective officers, directors, stockholders or Affiliates, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Section 5.3, Article XII, Section 13.1 and Section 13.7 of this Agreement shall remain in full force and effect and survive any termination of this Agreement

ARTICLE XIII.

MISCELLANEOUS

13.1 Expenses. Except as specifically set forth elsewhere herein, each of the parties hereto shall pay its own expenses and costs incurred or to be incurred by it in negotiating, closing and carrying out this Agreement, including, without limitation all legal expenses and costs; provided, however, that a party not in breach of this Agreement may recover such expenses and costs from a party in breach of this Agreement (including legal expenses and costs) as provided in Article XI; provided, however, that subject to the Closing, Purchaser will pay, at or promptly following the Closing (and, in the event that any portion of the Audit Fees (as defined below) are incurred by Seller after the Closing, Purchaser shall pay such portions promptly following notice thereof), (i) the reasonable auditing fees and expenses, as documented in reasonable detail, incurred by Seller in connection with the financial information obligations pursuant to Sections 8.12 and 10.3 hereof (the “Audit Fees”), and (ii) the reasonable legal, advisory and other fees and expenses incurred by Seller in connection with this Agreement and the transactions contemplated hereby, as documented in reasonable detail, up to an aggregate maximum amount for items (i) and (ii) equal to the sum of (x) the Audit Fees and (y) US$300,000; provided, however, that if this Agreement is terminated pursuant to Article XII, Purchaser will pay, at or promptly following the termination of this Agreement, the Audit Fees, unless this Agreement is terminated as a result of a willful breach by

Seller of any of the material representations, warranties or covenants contained herein; provided further that if Purchaser pays the auditing fees and expenses of Seller pursuant to the preceding proviso, Seller shall reimburse Purchaser in full for such payment of the Audit Fees if Seller or any employee, agent or Affiliate of Seller provides such financial information to a third party in connection with a potential acquisition or similar transaction within the six-month period following the termination of this Agreement.

13.2 Notices. Any notice or communication given pursuant to this Agreement by a party hereto to the other party shall be in writing and hand delivered, or mailed by registered or certified mail, postage prepaid, return receipt requested, or sent via facsimile (followed by promptly mailed copy), or delivered from a point in the United States by a nationally recognized overnight courier service as follows:

If to Seller:

IPCore Technologies Corporation

11&15 Floor, Block B, Hi-Tech Building,

No. 900, Yi Shan Road

Shanghai, China 200233

Attn: Diing Wang

Fax: (86-21) 5423 5255

with a copy to (which shall not constitute notice):

O’Melveny & Myers LLP

2765 Sand Hill Road

Palo Alto, California 94025

Attn: Sam Zucker, Esq.

Fax: +1 (650) 473-6001

If to Purchaser:

Advanced Analogic Technologies Incorporated

830 East Arques Avenue

Sunnyvale, California 94085

Attn: Richard K. Williams, President, CEO & CTO

Fax No.: +1 (408) 737-4611

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California 94304

Attn: Mark L. Reinstra, Esq.

Fax: +1 (650) 493-6811

All notices and other communications shall be deemed to have been duly given on (i) the date of receipt if delivered personally or by facsimile during normal business hours at the location of the recipient (with issuance by the transmitting machine of confirmation of successful transmission), or (ii) the day of delivery as indicated on the return receipt if delivered by mail, (iii) one business day after the date of delivery in the United States to the overnight courier if sent by overnight courier, or (iv) one business day after the date of transmittal by facsimile if sent outside normal business hours at the location of the recipient (with issuance by the transmitting machine of confirmation of successful transmission). Any party hereto may change its address for purposes hereof by notice to all other parties.

13.3 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.4 Entire Agreement. This Agreement, the Purchaser Ancillary Agreements and the Seller Ancillary Agreements represent the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior communications, representations, agreements and understandings among the parties hereto, whether oral or written, including, without limitation, any financial or other projections or predictions regarding the Purchased Assets or the Business.

13.5 Construction. When the context so requires, references herein to the singular number include the plural and vice versa and pronouns in the masculine or neuter gender include the feminine. The headings contained in this Agreement and the tables of contents, exhibits and schedules are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

13.6 Amendment. This Agreement may be amended only by written agreement duly executed by representatives of all parties hereto.

13.7 Applicable Law; Arbitration.

(a) This Agreement shall be construed in accordance with the laws of the State of New York, disregarding its conflicts of law principles that may require the application of the laws of another jurisdiction.

(b) Except as set forth in Section 13.7(b) below, disputes arising under this Agreement shall be finally resolved by binding arbitration under the auspices of the Hong Kong International Arbitration Centre (the “Centre”).

(i) Such arbitration shall be conducted in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the rest of this Section 13.7. The appointing authority shall be the Centre. The arbitration proceedings shall be held in Hong Kong at the Centre and shall be conducted in English. The tribunal shall consist of three (3) arbitrators. Any such arbitration shall be administered by the Centre in accordance with the Centre’s Procedures for Arbitration in force at the date of this Agreement including such additions to the UNCITRAL Arbitration Rules as are therein contained. Notwithstanding the foregoing, nothing in this Agreement shall prohibit any Party from seeking interim protective or conservatory measures at a court of competent jurisdiction before or during the pendency of any arbitration proceeding in order to protect its interests in connection with the arbitration.

(ii) The costs, fees and expenses of such arbitration shall be borne by Seller if its resolution favors Purchaser and by Purchaser if its resolution favors Seller. Otherwise such costs, fees and expenses shall be borne equally by both Parties.

(c) During the course of resolution of any dispute, the rights and obligations of the Parties under this Agreement, including with respect to the subject matter of such dispute, shall continue.

(d) Section 13.7(b) above shall not apply to actions by Seller, Purchaser or any of their Affiliates for equitable relief, including injunctive relief and the remedy of specific performance with respect to the breach or threatened breach of any covenant. Such right to obtain equitable relief may be exercised concurrently with, prior to, after or in lieu of the exercise of any rights or remedies pursuant to Section 13.7(b) hereof.

13.8 No Third Party Rights. This Agreement is not intended and shall not be construed to create any rights in any parties other than Seller and Purchaser and no other person shall assert any rights as a third party beneficiary hereunder.

13.9 Exhibits. The Exhibits attached hereto are incorporated into this Agreement and shall be deemed a part hereof as if set forth herein in full. References herein to “this Agreement” and the words “herein,” “hereof” and words of similar import refer to this Agreement (including Exhibits and Schedules) as an entirety. In the event of any conflict between the provisions of this Agreement and any such Exhibit, the provisions of this Agreement shall control.

13.10 Waivers. Any waiver of rights hereunder must be set forth in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive either party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

13.11 Severability. If and to the extent that any court of competent jurisdiction or panel of arbiters holds any provisions (or any part thereof) of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement. Meanwhile, the parties shall cooperate promptly to replace those invalidated or unenforceable provisions with new provisions or arrangements that both comply with applicable laws and approximate the underlying business intention of the original provisions to the maximum extent possible.

13.12 Acknowledgement. The parties each acknowledge that all the terms and conditions in this Agreement, the Purchaser Ancillary Agreements and the Seller Ancillary Agreements have been the subject of active and complete negotiation among the parties and represent the parties’ agreement based upon all relevant considerations. The parties agree that the terms and conditions of this Agreement and such other documents shall not be construed in favor of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation hereof or thereof.

13.13 Prior Agreement Terminated. This Agreement amends and restates the Previous Agreement in its entirety. From and after the date of this Agreement, the Previous Agreement is terminated and of no further force or effect.

[signature page follows]

IN WITNESS WHEREOF, Purchaser and Seller have duly executed and delivered this Amended and Restated Share and Asset Purchase Agreement as of the date first above written.

PURCHASER:

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED

By:	/s/ Richard K. Williams
Name:	Richard K. Williams
Title:	President, Chief Executive Officer and Chief Technical Officer

SELLER:

IPCORE TECHNOLOGIES CORPORATION

By:	/s/ Brian Chiang
Name:	Brian Shang-sung CHIANG
Title:	CEO

ARTLOGIC, INC.

By:	/s/ Brian Chiang
Name:	Brian Shang-sung CHIANG
Title:	CEO

IPCORE TECHNOLOGIES USA, INC.

By:	/s/ Brian Chiang
Name:	Brian Shang-sung CHIANG
Title:	CEO

SIGNATURE PAGE TO AMENDED AND RESTATED

SHARE AND ASSET PURCHASE AGREEMENT

SELLER (continued):

ANALOG POWER SEMICONDUCTOR CORPORATION

By:	/s/ Brian Chiang
Name:	Brian Shang-sung CHIANG
Title:	CEO

SIGNATURE PAGE TO AMENDED AND RESTATED

SHARE AND ASSET PURCHASE AGREEMENT

APPENDIX A

DEFINED TERMS

Term	Section
Affiliate	3.30(a)(i)
Agreement	Preamble
AP Semi	Preamble
AP Semi Capital Stock	1.1
AP Semi Shanghai	Preamble
Artlogic	Preamble
Assumed Liabilities	1.5
Audit Fees	13.1
Audited and Other Required Financial Information	10.3
Authorizations	3.16
Benefit Plan	3.30(a)(ii)
Benefits Liabilities	3.30(a)(iii)
Business	Preamble
Business Employees	7.1
Cause	1.6(c)
Centre	13.7(b)
Closing	2.1
Closing Date	2.1
Code	3.30(a)(iv)
Confidentiality Agreement	5.2
Employee Agreements	3.21(j)
Employee Component	1.6(b)
Employee Escrow Agreement	1.7(b)
Employee Escrow Amount	1.7(b)
Employee Escrow Fund	1.7(b)
Employee Liabilities	7.1
Employee Waivers	7.1
ERISA	3.30(a)(v)
Escrow Agent	11.2
Escrow Agreement	1.7(a)
Escrow Amount	1.7(a)
Escrow Fund	1.7(a)
Escrow Period	11.6
Escrow Termination Date	11.1
Excluded Assets	1.3
Excluded Liabilities	1.9
GAAP	3.5
Good Reason	1.6(c)

Term	Section
Governmental Authority	3.21(a)(i)
Form 8-K	8.12
Hired Employee	7.1
Indemnified Parties	11.4
Intellectual Property	3.21(a)(ii)
Interim Balance Sheet	3.5
Interim Balance Sheet Date	3.5
IPCore	Preamble
IPCore USA	Preamble
Key Employees	7.1
Liabilities	3.10
Licensed IP	3.21(f)
Liens	3.14
Losses	11.3
Material Adverse Change	8.6
Material Adverse Effect	3.1
Material Contracts	3.19
Multiemployer Plan	3.30(a)(vi)
Owned Intellectual Property Rights	3.21(a)(iii)
Pension Plan	3.30(a)(vii)
Permitted Liens	3.14
Planned	1.2(k)
Purchase Price	1.5
Purchased Assets	1.1
Purchaser	Preamble
Purchaser Indemnified Parties	11.3
Purchaser Subs	Preamble
Purchaser Ancillary Agreements	4.2
Receivables	3.7
Registered Intellectual Property Rights	3.21(a)(iv)
Regulations	3.16
Seller	Preamble
Seller Ancillary Agreements	3.2
Seller Financial Statements	3.5
Seller Indemnified Parties	11.4
Status Report Letter	8.12
Subsidiaries	3.1
Tax	3.27(g)
Tax Benefits	3.27(f)
Taxes	3.27(g)
Transfer Taxes	1.10